U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                         PRE-EFFECTIVE AMENDMENT NO. 3

                                  FORM SB-2

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         K-TRONIK INTERNATIONAL CORP.
                        (formerly LMC Capital Corp.)
                 (Name of Small Business Issuer in its Charter)

                   Nevada                   3640                88-0436364
(State or jurisdiction of    (Primary Standard Industrial    I.R.S. Employer
incorportion or organization) Classification Code Number) Identification No.)

                           290 Vincent Avenue, 4th Floor
                            Hackensack, New Jersey 07601
                                Tel: (201) 488-4600
                                Fax: (201) 488-8480

      (Address and telephone number of Registrant's principal executive offices and principal place of business)

                             Resident Agent's of Nevada
                            711 South Carson Street Suite 4
                               Carson City, Nevada 89701
                                  Tel: (775) 882-4641;
                                  Fax: (775) 882-6818
            (Name, address, and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering Pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under
the Securities Act of 1933 check the following box   (X)

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Page 3


                          CALCULATION OF REGISTRATION FEE

Title of           Amount to be        Proposed        Proposed      Amount of
each class         registered (1)      Maximum         maximum     registration
of securities                          offering price  aggregate       fee (3)
to be                                  per share(2)    offering
registered                                             price

Common Stock        8,288,172          $0.20            $8,288,172    $152.50

K-Tronik hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until K-Tronik files a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(1) The total number of shares of common stock to be sold by shareholders on a continuous offering basis under Rule 415;

(2)  Estimated for the purpose of calculating the registration fee

(3)  The calculation (given footnote 2 above) was as follows: (
8,288,172 shares X $0.20 ) ($92/1,000,000) = $152.50

                                   PROSPECTUS

                             K-TRONIK INTERNATIONAL CORP.
                            (formerly LMC Capital Corp.)
                             290 Vincent Avenue, 3rd Floor
                             Hackensack, New Jersey 07601
                                 Tel: (888) 458-7664
                                 Fax: (877) 258-7664

                                  8,288,172 Shares
                                    Common Stock

     K-Tronik International Corp. ("K-Tronik"), a Nevada corporation, is hereby offering shares of common stock pursuant to the terms of this prospectus. A total of 8,288,172 shares of common stock are to be registered for selling shareholders;

     This prospectus relates to the resale of up to 8,288,172 shares of common stock by our shareholders who are hereinafter referred to as selling shareholders.

     There is currently no market for our securities. The selling shareholders will sell the shares from time to time at $0.20 per share until our shares are quoted on the Over the Counter Bulletin Board
("OTCBB") or BBX Exchange or some other system of quotation or exchange. Non-affiliate Selling Shareholders shall thereafter sell their shares at prevailing market prices or privately negotiated prices while affiliate Selling Shareholders must continue to sell at $0.20 per share. There is no assurance that our common stock will be included on the OTCBB or BBX Exchange.

     The shares offered hereby are highly speculative and involve a high degree of risk to public investors and should be purchased only by persons who can afford to lose their entire investment (See "Risk
Factors" on page 7).

     These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities commission nor has the U.S. Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     Information contained herein is subject to completion or amendment. The registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to Completion, Dated: ______________, 2003




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Page 5



                                   TABLE OF CONTENTS
Prospectus Summary                                                        7

Risk Factors                                                             10

Use Of Proceeds                                                          13

Determination Of Offering Price                                          14

Dilution                                                                 14

Selling Security Holders                                                 14

Plan Of Distribution                                                     15

Legal Proceedings                                                        18

Directors, Executive Officers, Promoters
     And Control Persons                                                 18

Security Ownership Of Certain Beneficial Owners
     And Management                                                      20

Description Of Securities                                                22

Interest Of Named Experts And Counsel                                    23

Disclosure Of Commission Position On Indemnification
     For Securities Act Liabilities                                      23

Organization Within Last Five Years                                      24

Description Of Business                                                  24

Management's Discussion and Analysis of Financial
     Condition and Results of Operations                                 34

Description Of Property                                                  38

Certain Relationships And Related Transactions                           39

Market For Common Equity And Related
     Stockholder Matters                                                 40

Executive Compensation                                                   41

Financial Statements                                                     42

Changes In And Disagreements With Accountants
     On Accounting And Financial Disclosure                              61

Indemnification of Officers and Directors                                62

Other Expenses of Issuance and Distribution                              62



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Page 6

Recent Sales of Unregistered Securities                                  62

Exhibits                                                                 62

Undertakings                                                             63

Signatures                                                               64

EXHIBIT INDEX

EXHIBITS

Page 7
                                 PROSPECTUS SUMMARY

The following summary is qualified in its entirety by detailed information appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety.
Business of K-Tronik.

K-Tronik N.A. Inc., our wholly owned subsidiary, is an electronic ballast manufacturer and distributor. K-Tronik N.A. currently manufactures ballasts for the US, Canadian, Asian, Latin-American and European markets although past sales have focused primarily on the United States. K-Tronik N.A. Inc. has a Korean subsidiary, K-Tronik (Asia), where ballast manufacture is conducted.

K-Tronik N.A. is particularly active with supplying ESCOs (Energy Services Companies) electronic ballast products used in generating energy savings for their customers' commercial and industrial buildings.

A "ballast" is a device in lighting systems that operates fluorescent lights. The ballast provides the necessary starting voltages, frequency and wattage to a fluorescent light while limiting and regulating the current during the light's operation. Without a ballast, a fluorescent light would be destroyed immediately when voltages were applied while switching it on. Many people recognize ballasts as the heavy "black boxes" in their fluorescent light fixtures at home that they can see when they replace their fluorescent tubes.

The Offering.

A total of 8,288,172 shares of common stock are to be registered for selling shareholders.

Liquidity of Investment.

Although the shares will be free of resale restrictions once qualified by this Prospectus, there presently exists no public market for the shares. Therefore, an investor may not be able to sell shares when he or she wishes; therefore, an investor may consider his or her investment to be long-term.

Summary Financial Information



SELECTED
FINANCIAL         SEPTEMBER          SEPTEMBER           MARCH           MARCH
INFORMATION        30, 2002           30, 2001        31, 2003        31, 2002

Net Sales        $6,737,719        $6,680,622       $3,106,737      $3,147,475
Gross Profit     $1,438,536        $1,587,216         $815,953        $759,340
Selling,
General and
Administrative
Expenses         $2,020,670        $2,012,583       $1,024,337        $887,701
Interest and
Other Expenses     $228,434          $248,249         $102,201        $108,787
Net Loss          $(810,518)        $(683,509)       $(310,585)      $(237,118)
Loss from
Operations        $(582,084)        $(425,367)       $(208,384)      $(128,331)
Working Capital    $469,051        $1,225,582         $175,286      $1,083,978
Net Cash from
Operating
Activities          $11,723       $(1,249,496)       $(238,209)      $(208,874)
Current Assets   $3,603,980        $4,005,903       $2,996,601      $3,786,099
Total Assets     $4,201,472        $4,581,305       $3,594,287      $4,307,609
Current
Liabilities      $3,134,929        $2,780,321       $2,821,315      $2,702,121
Total
Liabilities and
Stockholders'
Equity           $4,201,472        $4,581,305       $3,594,287      $4,307,609
Total
Stockholders'
Equity           $1,066,543        $1,189,607         $772,972      $1,605,488

Risk Factors.

The securities offered hereby are highly speculative in nature and involve a high degree of risk. They should be purchased only by persons who can afford to lose their entire investment. Therefore, each prospective investor should, prior to purchase, consider very carefully the following risk factors, as well as all other information set forth in this prospectus.

The following risks should be considered carefully. Our business, financial condition and results of operations could be materially and adversely affected by any of the following risks:

THE MARKET FOR OUR PRODUCTS IS UNDERGOING SIGNFICANT CHANGE

The ballast market is undergoing significant changes as a result of U.S. Federal Government Requirements that electronic ballasts not magnetic ballasts be used in new construction. While we think we are able to respond to these changes, in particular because they favour electronic ballasts which we produce, there may be unanticipated changes we cannot adapt to. There may be unanticipated changes that negatively affect our sales revenue.

WE RELY ON OVERSEAS OPERATIONS AND SUPPLIERS

We rely on our Korean and Chinese manufacturing operations through our subsidiary K-Tronik (Asia) and through our transformer suppliers in China. As a result, we are vulnerable to significant downturns in these countries' economies, instability and other potential risks.

WE MAY NOT BE ABLE TO SECURE REQUIRED LOANS FROM OUR PARENT COMPANY OR OUR
BANKS

Because we have not historically been profitable, we have relied, in the past, on financial contributions from our parent, Eiger Technology, Inc. and these financial contributions, in the form of intercorporate loans, may not be available in the future although Eiger Technology, Inc. has indicated to us that they will continue to support us in the future.

We have also relied on working capital from credit lines which, if they were to become unavailable, would leave us unable to continue to do business. If these lines of credit were called, we would be unable to pay them with our present working capital.

RISING INTEREST RATES COULD AFFECT OUR WORKING CAPITAL AND OUR SALES

Rising interest rates could negatively affect our ability to repay or continue to use our credit lines, upon which we rely, leaving us unable to meet our financial obligations.

Rising interest rates could also negatively impact construction which, because our ballast products are used in the construction of residential and commercial buildings, could negatively affect our sales.

WE RELY ON THE CONTINTUED INVOLVEMENT OF OUR PRESIDENT, ROBERT KIM AND DO NOT HAVE NON-COMPETITION AGREEMENTS WITH EMPLOYEES

We rely on continued involvement of our President, Robert Kim, who founded K-Tronik and has been the key management and sales person for the company. We do not have a non-competition agreement with him in the event that he joined a competing company and, if he were to do so, our sales revenues would likely suffer.

We do not believe that any other personnel or management would, if they left to join another company, have a significant impact upon our sales or revenues. We do not have non-competition agreements in place with employees.

ECONOMIC CONDITIONS MAY DISCOURAGE RETROFITTING INITIATIVES

A significant proportion of our sales are generated by customers installing our more energy efficient electronic ballasts in place of existing magnetic or older ballasts. This process is know as "retrofitting". Worsening general economic conditions may affect funding for energy retrofit initiatives through federal, state and provincial budget cuts and we are particularly vulnerable to this because many of our customers are government institutions or hospitals and schools;

OUR SALES RESULTS AND REVENUES MAY BE AFFECTED BY AVAILABILITY OF COMPONENTS

If we are unable, on a timely basis, to secure product components such as Electronic transformers, or if these component deliveries are delayed, we may have a temporary decrease in sales and revenues. This has occurred before, specifically in the quarter ending December 31, 2002.

OUR FINANCIAL RESULTS COULD BE AFFECTED BY CURRENCY FLUCTUATIONS

In the event that the US dollar was to depreciate against the Korean Won, our financial results, because many of our costs are paid in Korean Won at our K-Tronik (Asia) subsidiary, would be adversely affected. Conversely, if the US dollar was to appreciate against the Korean Won, our financial results would be favorably affected.

THERE IS NO MARKET FOR OUR SECURITIES

There is no market for our securities. As a result, any person purchasing securities offered hereunder may not be able to resell their securities.

Offering Price.

The offering price of the shares for the purpose of calculating the applicable registration fee with the SEC was determined to be $0.20. No shares have been issued from treasury for cash proceeds in the 12 months prior to the filing of this registration statement and, as no market exists for the shares of common stock, no market price or trading history for these shares is available. K-Tronik is not listed on any exchange at this time. The price of $0.20 was not determined in any form of negotiation of arms length transactions such as negotiation with a broker dealer or __________. The price represents management's estimate of what price arms length third parties might be willing to pay to purchase securities of the Company but is not intended to imply that a formal valuation of the Company's securities has been undertaken. The book value of our shares is well below the $0.20 price.


Non-affiliate Selling Shareholders will sell their shares for $1.00 per share until such time as the shares are traded on an exchange or other facility such as the NASD's OTCBB at which time they may sell their shares at prevailing market prices. Affiliate Selling Shareholders will sell their shares for $1.00 even if the shares are traded on an exchange or other facility such as the NASD's OTCBB.

Shares Eligible For Future Sale.

A total of 14,285,714 shares of common stock which are currently held, directly or indirectly, by management or by our parent company, Eiger Technology, Inc., have been issued in transactions not requiring registration under the Securities Act of 1933 and are not registered for resale pursuant to this registration statement.

Of these 14,285,714 shares of common stock, 6,714,286 were issued to K-Tronik's President and Director, Mr. Robert Kim, in consideration of his sale to K-Tronik of his shares of K-Tronik's wholly owned subsidiary, K-Tronik N.A. Inc.

A further 7,571,428 shares were issued to the ETIFF Holdings, LLC, a wholly owned subsidiary of Eiger Technology, Inc. in consideration of its sale to K-Tronik of its shares of K-Tronik's wholly owned subsidiary, K-Tronik N.A. Inc. ETIFF Holdings, LLC owns an additional 6,788,172 shares of common stock which are being registered for resale pursuant to this registration statement.

The 14,285,714 shares held by management and by the parent company, Eiger Technology, Inc., through its wholly owned subsidiary, ETIFF Holdings, LLC, all of which were acquired in December of 2001, currently could be made available for resale to the public in reliance upon Rule 144 . In general, under Rule 144 a person who has beneficially owned shares acquired in a non-public transaction for at least one year, including persons who may be deemed affiliates of K-Tronik, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume during the four calendar weeks preceding such sale, provided that certain current public information is then available. If a substantial number of the shares owned by these shareholders were sold pursuant to Rule 144 or a registered offering, the market price of our common stock could be adversely affected.

In addition to the resale restrictions on these 14,285,714 common shares detailed above, 6,714,286 of those shares, which are held by the President and CEO, Robert Kim, are subject to an agreement where the shares are held in escrow. Upon the first anniversary date of the Company's listing on a public exchange or upon the board of directors agreeing (whichever comes first), 10% are to be released to the President and CEO. Every six months thereafter, 15% of the escrowed shares are to be released until such time as all are released. The President and CEO has full rights and ownership of the shares and is only restricted as to when he can sell those shares as outlined above. The shares are presently held by K-Tronik's trust and transfer agent, Pacific Corporate Trust Company. ETIFF Holdings Inc.'s 7,571,428 shares are also subject to the terms of this escrow.

There are 1,350,000 shares of common stock which are held by former directors or officers of K-Tronik who ceased to be affiliates on December 12, 2001. These shares were issued over two years ago and would be available for sale under Rule 144 without volume sale restrictions.

There are 150,000 shares of common stock which are held by shareholders of K-Tronik who are not and have not been affiliates of K-Tronik. These shares were issued over two years ago and would be available for sale under Rule 144 without volume sale restrictions.

No sales in reliance upon Rule 144 have been made to date.

                                  USE OF PROCEEDS

K-Tronik will not receive proceeds from the sale of shares held by selling shareholders.

It is estimated that the expenses K-Tronik is incurring in completion of this registration statement will be approximately $17,200 inclusive of transfer agent fees, legal costs, audit and accounting fees, regulatory fees and miscellaneous expenses.

                             DETERMINATION OF OFFERING PRICE

There is no existing market for the securities of K-Tronik and, as a result, it cannot be practicably determined what will be the offering price selling shareholders sell their securities for.

                                        DILUTION

As no shares of common stock are to be issued or sold from the treasury of K-Tronik, no dilution will result from the offering under this registration statement.

As of March 31, 2003, the last financial quarter end for K-Tronik, the book value per share of our common stock was $0.04.

                                 SELLING SECURITY HOLDERS

     Selling shareholders will be offering a total of 8,288,172 shares of common stock of K-Tronik, as follows. A number of the selling shareholders are affiliates of K-Tronik and are designated in the list as such.



Name of                Amount Beneficially      Amount Offered for     Amount Beneficially     Percentage
Selling Shareholder  Owned Prior to Offering    Selling Shareholder's  Owned After Offering    Ownership
                                                      Account                                   After

Offering (5)
Jason Cassis                10,000                    10,000                     0               0.0%
Andrea Cassis               10,000                    10,000                     0               0.0%
Jason Tuff                  10,000                    10,000                     0               0.0%
Lorna Seaton                10,000                    10,000                     0               0.0%
Shannon Crevits             10,000                    10,000                     0               0.0%
Serge Borys                  4,000                     4,000                     0               0.0%
Brian Fiddler                2,000                     2,000                     0               0.0%
Tania Little                25,000                    25,000                     0               0.0%
Deborah Little              10,000                    10,000                     0               0.0%
Nicholas Galichenko          4,000                     4,000                     0               0.0%
Marilyn Marsel               5,000                     5,000                     0               0.0%
William Cole-Hamilton        2,000                     2,000                     0               0.0%
Jennifer Mitchell            2,000                     2,000                     0               0.0%
Stonewall Capital Corp.     35,000                    35,000                     0               0.0%
Christa Giles                2,000                     2,000                     0               0.0%
Philip Cassis (1)          450,000                   450,000                     0               0.0%
Christopher D. Farber(2)   450,000                   450,000                     0               0.0%
William J. Little (3)      450,000                   450,000                     0               0.0%
Blair Stearn                 2,000                     2,000                     0               0.0%
Anne-Marie Stearn            2,000                     2,000                     0               0.0%
Patrick Sipos                  500                       500                     0               0.0%
Liane Scott                    500                       500                     0               0.0%
Bobby Varghese               1,000                     1,000                     0               0.0%
Louise Dewick                1,000                     1,000                     0               0.0%
Barry Dewick                 1,000                     1,000                     0               0.0%
Dawn Farber                  1,000                     1,000                     0               0.0%
ETIFF Holdings, LLC(4)  14,359,600                 6,788,172                     0             33.54%

TOTAL:                  15,859,600                 8,288,172                     0             33.54%


(1) Philip Cassis is a former director and officer of K-Tronik. He resigned on December 12, 2001 upon completion of K-Tronik's acquisition of K-Tronik N.A. Inc. His shares were issued more than two years ago.

(2) Christopher D. Farber is a former director and officer of K-Tronik. He resigned on December 12, 2001 upon completion of K-Tronik's acquisition of K-Tronik N.A. Inc. His shares were issued more than two years ago.

(3) William J. Little is a former director and officer of K-Tronik. He resigned on December 12, 2001 upon completion of K-Tronik's acquisition of K-Tronik N.A. Inc. His shares were issued more than two years ago.

(4)  ETIFF Holdings, LLC is a wholly owned subsidiary of Eiger
Technology, Inc., a Toronto Stock Exchange listed company and reporting issuer. Mr. Keith Attoe, director and officer of K-Tronik, and Mr. Gerry Racicot, director of K-Tronik, are officers and directors of Eiger Technology, Inc.

(5) Assumes issued and outstanding shares of common stock of 22,573,886 as at the date of this registration statement.

None of the 14,285,714 shares of common stock issued by K-Tronik to Mr. Robert Kim and ETIFF Holdings, LLC, 6,714,286 and 7,571,428 shares respectively, for the purchase of their shares in K-Tronik N.A. Inc. are to be registered pursuant to this registration statement. These shares of common stock not being registered represent 63.28% of the issued and outstanding shares of common stock of K-Tronik.


Where ETIFF Holdings, Inc. sells shares in this offering, it does so per an underwriter.


To the knowledge of K-Tronik, none of the selling stockholders are broker-dealers or affiliates of broker-dealers.

                               PLAN OF DISTRIBUTION

Registration under this Offering.

A total of 8,288,172 shares of common stock are to be registered for selling stockholders, as set forth above.

No commissions or other fees will be paid, directly or indirectly, by K-Tronik, or any of its principals to any person or firm in connection with solicitation of sales of the shares. These securities are offered by their holders subject to prior issue and to approval of certain legal matters by counsel.


The selling stockholders may, from time to time, sell any or all of their shares of common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are then traded or in private transactions at a price of $1.00 per share until our shares are quoted on the Over the Counter Bulletin Board ("OTCBB") and thereafter non-affiliate selling stockholders may sell at prevailing market prices or privately negotiated prices. Affiliate selling stockholders, namely ETIFF Holdings Inc., must sell at $1.00 per share even if a market for the securities develops. ETIFF Holdings In. acts as underwriter for any such offering of its shares.


We will pay the expense incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The commission or discount which may be received by any member of the National Association of Securities Dealers, Inc. in connection with these sales will not be greater than 8%. The selling stockholders may use any one or more of the following methods when selling shares:

(a) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

(b)  privately negotiated transactions; and

(c)  a combination of these methods of sale.

In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather than through this prospectus.

If offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

Selling stockholders may sell their shares in all 50 states in the U.S.

Each selling stockholder and any other person participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of the foregoing my affect the marketability of the securities offered hereby.

Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus. There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered by them hereunder.

As the shares of common stock to be registered in connection with this offering have already been issued and as legal services are provided to K-Tronik by inside corporate counsel for its parent corporation, Eiger Technology, Inc., the costs of the offering are limited.

It is estimated that the following costs and expenses will be incurred in connection with this offering:

Offering cost or expense                   Amount of Offering Cost or Expense

Transfer Agent fees                                     $ 2,000
Legal expenses                                          $ 2,500
Regulatory and filing fees                              $ 2,200
Audit and Accounting fees                               $10,500
Total Offering Costs and Expenses                       $17,200

These costs and expenses are expected to be covered by existing working capital and cash flow from operations of K-Tronik and its subsidiaries.

Our common stock is deemed to be "penny stock" as that term is Defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stocks:

      -  With a price of less than $5.00 per share;

      -  That are not traded on a "recognized" national exchange;

      - Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

      - In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks.

Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

                                LEGAL PROCEEDINGS

Neither K-Tronik nor its subsidiaries, K-Tronik N.A. Inc. and K-Tronik
(Asia) Corporation, are party to any litigation and K-Tronik has no knowledge of any threatened or pending litigation against it.

K-Tronik N.A. is a creditor in the bankruptcy of one of its customers. Its claim is for $142,806. We believe we will collect $53,306 of this amount in total with approximately $29,846 received to date and a total of approximately $23,460 due in equal instalments December 1, 2003, December 1, 2004 and December 1, 2005. The amounts are paid pursuant to Jademar Corp.'s court approved insolvency plan (reclamation and payment plan).


The President of K-Tronik, Mr. Robert Kim, is a party to a lawsuit filed
March 2, 2002 in the Superior Court of New Jersey, Morris County Division, (Ardrey Technical Services, Inc. v. Ardrey Tech LLC and Robert Kim et al:
Docket No. MRS-L-799-02) which has not yet proceeded to the deposition stage. The plaintiffs in the suit are seeking to collect against a loan guarantee which Mr. Kim and other parties provided to secure a $500,000 loan extended by Ardry Technical Services, Inc. to Ardry Tech, LLC. The complainant is seeking Monetary damages of $500,000 plus interest from Mr. Kim.



          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS,AND CONTROL PERSONS

The following discussion contains disclosure concerning the directors, officers and control persons of K-Tronik. There are no persons which have acted as a promoter, controlling person, or significant employee of K-Tronik other than as disclosed below.

Name                       Position                     Term of Office*1*2

Robert Kim            President and Director            Expires at next
                                                        shareholders meeting

Gerry Racicot         Director                          Expires at next
                                                        shareholders meeting

Keith Attoe           Director                          Expires at next
                                                        Shareholders meeting

Ken Edwards           Chief Financial Officer           *3
211 Fairview Place    (K-Tronik (N.A.) Inc.)
Morris Plains, NJ
07950

J.K. Lee              Corporate Secretary               *2
7002 Boulevard East
Guttenberg, NJ
07093

1. Directors, whether appointed at a meeting of stockholders or by the remaining directors, are appointed until the next annual meeting of stockholders. We expect to hold our next annual meeting of stockholders sometime in the summer of 2003 at which time the directors' terms will expire.



2. The President, Secretary and Treasurer do not have a set term of office. They serve at the pleasure of the Directors and can be removed at any time by the Directors under the Articles and Bylaws of K-Tronik.

3.  Mr. Edwards was appointed in November of 2002.

Robert Kim, President, Treasurer and Director

Robert Kim, age 46, in addition to being President and Treasurer of K-Tronik since December of 2001, has been President and CEO of K-Tronik N.A. since March of 1998.

Gerry Racicot, Director


Gerry Racicot, age 52, in addition to being a director of K-Tronik since December of 2001, has been director and President of Eiger
Technology, Inc. since 1994.   Eiger Technology, Inc., of which K-
Tronik N.A. was an operating division until the closing of the K-
Tronik N.A. Agreement, is a manufacturer and distributor of a number of products in the technology and commercial lighting industries.
Eiger Technology Inc. is listed for trading on the Toronto Stock
Exchange and has been since 1996. Since November of 2001, he has been a director and President of Dawn Capital Corp., a blank check reporting issuer as well as a director and Treasurer of Centro
Services Inc., a blank check reporting issuer. Gerry Raciot was, from 1988 to 2001, president of ADH Custom Metal Fabricator's Inc and Vision Unlimited Equipment Inc., companies which manufacture and distribute Various lighting and other products. ADH Custom Metal Fabricators Inc. Recently listed on the TBX Venture Exchange as "Newlook Industries Corp."


Keith Attoe, Director

Keith Attoe, age 52, in addition to being a director of K-Tronik, has been director and CFO of Eiger Technology, Inc. since March of 1996. Since November of 2001, he has been a director and Treasurer of Dawn Capital Corp., a blank check reporting issuer as well as a director and President of Centro Services Inc., a blank check reporting issuer.

Jang Kun Lee, Corporate Secretary

J.K Lee, age 31, has been accounting manager of K-Tronik N.A. Inc. since September of 2001 and secretary of K-Tronik since December of 2001. Prior to that he was an accounting department manager with NARA Travel Inc. from May 1997.

Ken Edwards, age 44, has been the Chief Financial Officer of K-Tronik N.A. since November of 2002. Prior to that, he was a Senior Manager with BDO Seidman, LLP from November 2000 to November 2002 and Chief Financial Officer of Menudirect Corporation from December 1997 to August 2000. Mr. Edwards is a CPA.

Robert Kim and J.K. Lee devote 100% of their time to the business of K-Tronik. Keith Attoe and Gerry Racicot as non-management directors, devote only approximately 10% of their time to K-Tronik. Ken Edwards devotes approximately 25% of his time to the business of K-Tronik.

Each officer and director generally serves until the next annual meeting of stockholders or until such time as he or she resigns. The officers of K-Tronik are appointed at the pleasure of the board of directors and may be removed at any time, subject to labour laws and other constraints.

Each officer and director generally serves until the next annual meeting of stockholders or until such time as he or she resigns.

The company does not have standing nominating or compensation committees of the board of directors, or committees performing similar functions. During the last fiscal year ended December 31, 2001, the board of directors did not formally meet other than following the last meeting of shareholders on December 19, 2001.

K-Tronik has appointed an audit committee comprised of Mr. Keith Attoe, Mr. Gerry Racicot and Mr. Robert Kim, a majority of non-management directors.

                          SECURITY OWNERSHIP OF CERTAIN
                         BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of K-Tronik's common stock as of May 30, 2003, with 22,573,886 issued and outstanding, by (i) all stockholders known to K-Tronik to be beneficial owners of more than 5% of the outstanding common stock; and (ii) all directors and executive officers of K-Tronik, and as a group.

On May 30, 2003, the Registrant had 22,573,886 shares of common stock issued and outstanding. No additional shares of common stock have been issued since that time to the date of this registration statement.The following table sets forth certain information regarding the beneficial ownership of the common stock of the Registrant as of May 30, 2003 of (1) each person who is known to the Registrant to own beneficially more than 5% of its outstanding common stock, (2) each of its directors and officers, and (3) all of its directors and officers as a group:

Name and Address       Position            Amount of Stock      Percentage of
                                           Beneficially Owned       Class

ETIFF Holdings, LLC
(Eiger Technology, Inc.
subsidiary)            5% shareholder         14,359,600             63.61%
c/o Suite 602-330
Bay Street
Toronto, Ontario
M5H2S8

Robert Kim             Director and
1360 Hamburg           President,
TPK#704, Wayne NJ      5% shareholder          6,714,286             29.74%
07470

Ken Edwards            Chief Financial Officer      0                    0%
211 Fairview Place
Morris Plains, NJ
07950

Gerry Racicot          Director                       (1)               (1)
34691 Quaker St.
Box 1041
Norwich, Ont.
N0J1P0

Keith Attoe            Director                       (2)               (2)
38 Farnham Ave.
Toronto, Ontario
M4V1H4

J.K. Lee               Corporate Secretary             0                 0%
7002 Boulevard East
Guttenberg, NJ
07093

Directors, Officers
and 5% stockholders
in total (5 Persons)                          21,073,886             93.36%

1. No shares of common stock are registered in Gerry Racicot's name. However, as well as being a director of the Registrant, he is a Director and President of Eiger Technology Inc. which, through its wholly owned subsidiary ETIFF Holdings, LLC, owns 14,359,600 shares of common stock of the Registrant. As stated in the table above, ETIFF holds a total of 63.61% of the issued and outstanding stock of K-Tronik.

2. No shares of common stock are registered in Keith Attoe's name. However, as well as being a director of the Registrant, he is a Director of Eiger Technology, Inc. which, through its wholly owned subsidiary ETIFF Holdings, LLC, owns 14,359,600 shares of common stock of the Registrant. As stated in the table above, ETIFF holds a total of 63.61% of the issued and outstanding stock of K-Tronik. Mr. Keith Attoe is also an Officer of ETIFF.

                          DESCRIPTION OF SECURITIES

General Description.

The securities being offered are shares of common stock. The authorized capital of K-Tronik consists of 100,000,000 shares of common stock, $0.001 par value per share of which 22,573,886 shares of common stock were issued and outstanding as of the date of this registration statement.

Each outstanding share of the common stock entitles the holder to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the stockholders.

The holders of the common stock (i) have equal rights to dividends from funds legally available therefore, when, and if, declared by our the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to the holders of the common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

Non-Cumulative Voting.

The holders of shares of common stock of K-Tronik do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of K-Tronik's directors.

Dividends.

K-Tronik does not currently intend to pay cash dividends. K-Tronik's proposed dividend policy is to make distributions of its revenues to its stockholders when K-Tronik's board of directors deems such distributions appropriate. Because K-Tronik does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, nor can there be any guarantees of the success of K-Tronik.

A distribution of revenues will be made only when, in the judgment of K-Tronik's board of directors, it is in the best interest of K-Tronik's stockholders to do so. The board of directors will review, among other things, the investment quality and marketability of the securities considered for distribution; the impact of a distribution of the investee's securities on its customers, joint venture associates, management contracts, other investors, financial institutions, and K-Tronik's internal management, plus the tax consequences and the market effects of an initial or broader distribution of such securities. Possible Anti-Takeover Effects of Authorized but Unissued Stock. K-Tronik's authorized but unissued capital stock consists of 77,426,114 shares of common stock. One effect of the existence of authorized but unissued capital stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of K-Tronik by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of K-Tronik's management. If, in the due exercise of its fiduciary obligations, for example, the board of directors were to determine that a takeover proposal was not in K-Tronik's best interests, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Transfer Agent.

Because it is the trust and transfer agent of K-Tronik's parent, Eiger Technology, Inc. K-Tronik has retained the services of Pacific Corporate Trust Co., 625 Howe Street, Suite 830, Vancouver, British Columbia V6C 3B8, to act as transfer agent and registrar.

                    INTEREST OF NAMED EXPERTS AND COUNSEL

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of K-Tronik, save and except as disclosed below.

Christopher D. Farber is a former director and officer of K-Tronik and is employed as inside legal counsel with K-Tronik's parent, Eiger Technology, Inc. Christopher D. Farber is the registered owner of 450,000 common shares of K-Tronik. He is the sole shareholder of Stonewall Capital Corp., a Canadian corporation which is the registered shareholder of 35,000 common shares of K-Tronik.

The September 30, 2002 financial statements included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon said report given upon the authority of said firm as experts in auditing and accounting.

The September 30, 2001 financial statements included in this Prospectus and in the Registration Statement have been audited by Smolin, Lupin & Co., PA, independent certified public accountants, to the extent and for the period set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon said report given upon the authority of said firm as experts in auditing and accounting.

The September 30, 2001 financial statements of K-Tronik's subsidiary, K-Tronik (Asia), have been audited by BDO Daejoo Accounting Corporation of Korea, independent certified public accountants, to the extent and for the period set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon said report given upon the authority of said firm as experts in auditing and accounting.

                    DISCLOSURE OF COMMISSION POSITION ON
                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Articles and Bylaws of K-Tronik do not provide for indemnification of the directors and officers of K-Tronik for acts taken in their capacity as directors or officers.

The Articles and Bylaws of K-Tronik do not prohibit arrangement by K-Tronik of indemnification insurance and allow K-Tronik to indemnify directors and officers against loss or damage from such acts.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of K-Tronik pursuant to any future amendments to K-Tronik's Articles or Bylaws, K-Tronik has been advised that in the opinion of the US Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforcable.

                     ORGANIZATION WITHIN LAST FIVE YEARS

The names of the officers and directors are disclosed elsewhere in this Form SB-2. None of these individuals, in a capacity as a promoter, has received anything of value from K-Tronik. No other persons act as or have acted as promoters of K-Tronik.

The Share Purchase Agreement, which is the agreement by which we acquired our operating subsidiary, K-Tronik N.A. Inc., is discussed in Description of Business below. Under the terms of this agreement, Robert Kim was issued shares of common stock by K-Tronik as was ETIFF Holdings, LLC, a wholly owned subsidiary of our parent company, Eiger Technology, Inc. Two of our directors, Gerry Racicot and Keith Attoe, also serve as directors of Eiger Technology, Inc. As noted below, K-Tronik was independent of both Robert Kim and Eiger Technology, Inc. at the time of the negotiation of the Share Purchase Agreement and these directors only joined our board upon closing of the Share Purchase Agreement.

                            DESCRIPTION OF BUSINESS

Company History.

K-Tronik was incorporated in the State of Nevada on September 2, 1999, under the name of "LMC Capital Corp.".

At its meeting of shareholders dated November 13, 2001, the shareholders of LMC approved a name change of the corporation to "K-Tronik International Corp.". The necessary documents have been filed with the Secretary of State of Nevada to effect this name change and this name change was confirmed by the Secretary of State of Nevada on January 14, 2002.

K-Tronik N.A. was incorporated in the State of Nevada on March 17, 1998 under the name of "K-Troniks, Inc.". Its name was changed to "K-Tronik Int'l Corporation" on August 7, 1998. K-Tronik N.A. was formed by its former parent, Eiger Technology, Inc. and a predecessor company, K-Tronik Industries Inc. Shares in K-Tronik N.A. were issued to the two shareholders, Mr. Robert Kim in exchange for vending in the assets of K-Tronik Industries, Inc. and Eiger Technology, Inc. in exchange for financing K-Tronik. K-Tronik N.A. has one subsidiary, K-Tronik (Asia) Corp., a Korean corporation incorporated on May 31, 1998, of which it owns 100%.

K-Tronik's registered office in the State of Nevada is 711 South Carson Street Suite 4, Carson City, Nevada 89701. Its principal and corporate head offices are at 290 Vincent Avenue, 3rd Floor, Hackensack, New Jersey 07601.

We became a reporting issuer under Section 12 of the Securities Exchange
Act of 1934 on September 28, 2000.   As a reporting issuer, we are
required to file our financial statements on a quarterly and annual basis on Forms 10QSB and 10KSB respectively on the EDGAR system maintained by the Securities and Exchange Commission (www.sec.gov) . We are also required to report periodic changes in our business and affairs and distribute a management proxy circular in required form to our shareholders prior to our annual shareholders' meeting. The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street NW, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website: www.sec.gov and the EDGAR service where review of many documents filed with the SEC may be done.

General.

On November 29, 2001 we entered into an agreement (the "Share Purchase Agreement"), to purchase all of the issued and outstanding shares of K-Tronik N.A. from the two holders of these shares: Mr. Robert Kim (47%) and ETIFF Holdings, LLC , a wholly owned subsidiary of Eiger Technology, Inc., a Toronto Stock Exchange listed company, (53%) by way of the issuance of 6,714,286 common shares to Robert Kim and 7,571,428 common shares to ETIFF
Holdings, LLC ("ETIFF").    The issuance of these shares reduced the
percentage of issued and outstanding shares held by the principals of LMC Capital Corp., Philip Cassis, William J. Little and Christopher D. Farber, from 11.11% each to approximately 2% each.

ETIFF and Robert Kim were arm's length parties from the company at the time of negotiating the Share Purchase Agreement. No other parties acted as intermediaries between the company, ETIFF and Robert Kim. No person or persons received any compensation, including compensation in the form of finders' fees or commissions, for negotiating the Share Purchase Agreement.
The number of shares to be issued to ETIFF and Robert Kim under the terms of the Share Purchase Agreement were negotiated at arm's length to the company. No formal valuation of the assets of K-Tronik N.A. was undertaken although the management of the Company did perform due diligence on its business and affairs prior to completing the Share Purchase Agreement transactions.

Prior to acquiring K-Tronik N.A., we were a blank check company.

As a condition of closing the Share Purchase Agreement, we entered into an agreement (the "Debt Settlement Agreement") to settle the debts of K-Tronik N.A. to its parent, ETIFF, in the amount of $3,788,172 by way of the issuance to ETIFF of 3,788,172 of our common shares at a price of $1.00 of debt principal for each common share issued.

As a condition of closing, ETIFF was granted the option, and exercised the option, to purchase a total of 3,000,000 common shares of our outstanding shares from a number of shareholders. ETIFF had sought, as part of the Share Purchase Agreement, to purchase most of the issued and outstanding shares of K-Tronik and paid a total of $30 for these shares. The shares were held by Canadian resident shareholders and were originally issued in reliance upon Regulation S. The shares were held by these shareholders for a period greater than one year. The shares were, in K-Tronik's view, transferred to ETIFF without need for registration under the Securities Act of 1933 as ETIFF was not a member of the public. It was, and remains, the largest shareholder of K-Tronik.

Upon closing, the former directors and officers of K-Tronik resigned. The Directors were replaced by Mr. Keith Attoe, also Director and CFO of Eiger Technology, Inc., Mr. Gerry Racicot, also Director and President of Eiger Technology, Inc., and Mr. Robert Kim, also Director and President of K-Tronik N.A. Mr. Robert Kim was appointed as President of the Registrant, Mr. Keith Attoe as Treasurer and Mr. J.K. Lee, also controller of K-Tronik N.A., as Secretary of the Registrant. Mr. Keith Attoe resigned as Treasurer and was replaced by Robert Kim as Treasurer on June 6, 2002.

The closing of the Share Purchase Agreement occurred on December 12, 2001.

As a result of this closing, Eiger, through its subsidiary, ETIFF
Holdings, LLC, has a total of 14,359,600 shares of common stock of K-Tronik. This represents 63.61% of the issued and outstanding shares of common stock.

As a result of this closing, Mr. Robert Kim, who was concurrently appointed as Director and President, acquired 6,714,286 of the issued and outstanding shares of common stock of K-Tronik.

Manufacturing, distribution and sales of our products

K-Tronik N.A. is an electronic ballast manufacturer. K-Tronik N.A. has been in the business of designing, manufacturing and selling electronic ballasts for the last six years and has key personnel who have lighting ballast manufacturing experience of over ten years.

K-Tronik N.A. currently manufactures ballasts for the US, Canadian, Asian, Latin-American and European markets although past sales have primarily focused on the United States.

K-Tronik N.A. is particularly active with supplying Energy Services Companies or ESCOs with ballast products used in generating energy savings for customers' commercial and industrial buildings.

A "ballast" is a device in lighting systems that operates fluorescent lights. The ballast provides the necessary starting voltages, frequency and wattage to a fluorescent lights while limiting and regulating the current during the light's operation. Without a ballast, a fluorescent light would be destroyed immediately when voltages were applied by switching it on. Many people recognize ballasts as the "black boxes" in their fluorescent light fixtures at home that are visible when they replace the fluorescent tubes.

Electronic ballasts use semi-conductor components to increase the frequency of fluorescent light operation. The smaller inductive components provide the light's current control. Fluorescent system efficiency is increased due to high frequency light operation.


K-Tronik's N.A.'s main sales target is the niche market which other, larger manufacturers find too small to accommodate and the design and custom manufacture of specialty ballasts has been key to K-Tronik
N.A.'s acceptance in the lighting industry. Niche market products represent ballasts that are assembled to meet a specific customer requests. An example of this would be assembling products for suntan bed manufacturers' requests for ballasts that operate at high temperatures and refrigeration unit manufacturers' requests for ballasts that operate at low temperatures. Lighting manufacturers often request ballasts that have dimming or other features. Such orders may be too small for our competitors to want to fill. The primary difference between these products is the electronic transformer they contain.

K-Tronik N.A. has an "MVP" multi-voltage product line which is designed to cater to growing market demand for multi voltage electronic ballast products and contain electronic transformers capable of functioning at variable voltages. Multi-voltage products reduce "brownouts" which are becoming more common not just in the US but worldwide. Multi-voltage ballasts have an end of life protection function that allows the ballasts to identify when a lamp's life is ending and stop the ballasts from sending full voltage to that lamp. The lamp can be changed and the ballast will, with a five second delay, automatically recognize there is a new lamp and send full voltage to that lamp. Multi-voltage ballasts are useful with "brownouts", which occur when there is a temporary decrease in the electricity available in a power grid in a community, in that when power returns they automatically relight. Other ballasts which are not multi-voltage require a person to switch them off and then on again before relighting lamps.

Our ballasts and ballasts components are manufactured in our K-Tronik
(Asia) plant in South Korea or outsourced to manufacturers in China.
Ballast components are, effectively, commodities so the business failure of any one of our suppliers, even one of our larger suppliers such as Fein Tech Company or Dae Gyung Corp. of South Korea which are transformer companies, would be unlikely to affect us greatly although some delays of delivery of products might result as they did when we began to source transformers from Fein Tech Company in South Korea in the quarter ending December 31, 2002.

Assembled and manufactured ballasts are then shipped to North America or other markets for sale and distributed from our premises in Hackensack, New Jersey to our end customers. When shipped to North America, they are stored in our public warehouse facilities in New Jersey and California.

We often grant credit, on an unsecured basis, to our distributors, end customers and installers in the US. To reduce the risk of operating this way, we purchase insurance, including Accounts Receivable Credit Insurance so that some money is recoverable in the event of default on payment.

We have centralized our sales and marketing functions at our head office in Hackensack, New Jersey and our sales force is also headquartered there.

Product Pricing

As electronic ballasts have become more of a commodity item in the lighting industry over time, the prices for ballasts have dropped from $20.00 to $11.27 on average from 1993 to 2001, based on US Census figures for total ballast sales and sales revenues. From October, 2001 to July, 2002, prices appear to have further declined with the average price K-Tronik received for its ballasts over this time falling to $9.61. The average price for K-Tronic's ballasts for the twelve months prior to March 31, 2003, was $9.53 indicating some equilibrium has been reached in market prices.


The result has been increasingly difficult competition, mergers and closures in the ballast industry and attempts by companies to find low labour cost jurisdictions, such as mainland China or Mexico, in which to manufacture product.

Research and Product Development

In the 2001 financial year, we spent $1,365 on research and
development.  In the 2002 financial year, we spent $4,903 on research
and development.   Research and development costs are charged to
operations when incurred.


Environmental Regulations and Government Approvals

Our products are not adversely affected by environmental laws.

There is no government approval process for our ballasts and no government approval of our products is required.

Markets

The market for our ballasts is essentially split in two parts: the market for original installations such as those in new buildings where ballasts are purchased by original equipment manufacturers ("OEM"s) and the market for replacement of existing ballasts to install energy saving ballasts. This market is known as the "retrofit" market.

Distribution in the OEM market is effected by a large number of distributors which typically will carry a whole range of lighting and building products. Distribution in the retrofit market is effected by energy saving companies ("ESCO"s) which will often be involved in the analysis of a buildings or institution's potential cost savings from a retrofit and which are often owned or operated by energy utilities.

There are two main types of ballast products: magnetic ballasts, which rely on magnetic technology to carry and regulate current in lighting, and electronic ballasts which rely on electronic transformers to carry out the same functions.

There are many different types of magnetic and electronic ballasts, each suiting individual customer needs which may vary according to customer tolerance for energy consumption, EMI emissions and multi voltage needs.

Estimating the size of the ballast market overall is difficult and it varies from year to year with general economic growth, commercial and residential real estate markets and other factors including some "shocks" to the market such as the Department of Energy's requirement for magnetic ballasts to be phased out by April 1, 2005 or the energy difficulties of California in 2000-2001 which saw demand for electronic ballasts increase.

In the year 2000, a total of 101,676,000 ballast were sold in the United States. Of these ballasts sold, 55,118,000 were magnetic ballasts and 46,558,000 were electronic ballasts (Source: US Census Bureau).

At this time, electronic ballasts account for approximately 46% of ballast sales.

K-Tronik N.A. manufactures and distributes only electronic ballasts.

Market Trends and Analysis:

The market for ballasts has been shifting from magnetic to electronic ballasts over the last 20 years.

The market is likely to further shift to electronic ballasts in the future because of changing regulatory requirements regarding magnetic ballasts' EMI emissions, reliability of electronic ballasts, decreasing costs of electronic ballasts over time and electronic ballasts' relative versatility. The number of electronic ballasts sold has been increasing over time at a much greater growth rate than the overall number of ballasts sold, which has been essentially flat and has not shown significant growth as a industry (Source: US Census Bureau).

The market for ballasts is experiencing significant changes which K-Tronik N.A. hopes to exploit. The United States Federal Department of Energy has mandated the elimination of magnetic ballasts in the commercial and industrial new construction or renovation industry because of perceived EMI emissions problems and because of energy efficiency concerns, (Department of Energy news release dated October 15, 1999 at www.energy.gov/HQPress) by April 1, 2005. As a result, electronic ballasts such as those manufactured by K-Tronik N.A. will capture the entire ballast market and competitors which have typically manufactured magnetic ballasts will be forced to introduce new products or lose their market share.

Marketing Strategy:

K-Tronik's marketing strategy is characterized by the following:

Delivering niche products to customer groups: As a small manufacturer, K-Tronik can deliver niche or specialty products which it is uneconomical or unattractive for its larger competitors to deliver.

Exploiting market changes: As a manufacturer of electronic ballasts, K-Tronik is likely to experience sales growth due to the banning of magnetic ballasts by the US Department of Energy in 2005 in commercial and industrial installations.

Building brand name recognition: With sales expanding since its founding, K-Tronik N.A. is becoming more recognized in this industry where brand name recognition is important to overall acceptance of your products by customers. Sales are typically made to purchasing agents who often base a buying decision on whether or not they recognize and trust the manufacturer's name.

Focussing on ballasts with energy efficiency advantages: K-Tronik N.A.'s ballasts, because they are electronic, are, in K-Tronik's view, less susceptible to variations in power grid currents ("brownouts") which have occurred in the United States and South America in recent years. K-Tronik N.A. hopes to continue developing products which have some superiority in this area and to exploit markets where this competitive factor is key.

Focussing on relationships with ESCOs: the retrofit market has a higher margin than the OEM market and, as a result, relationships with ESCOs are crucial in building profitability.

As part of our strategy outlined above, we spent $71,674 and $111,129 on advertising for the fiscal years 2002 and 2001 respectively. Much of this expense was targeted in developing ESCO relationships.

We do not have one dominant customer but rather sell to a large number of companies, agents and distributors.

To date, almost all of our sales have been North American. We are, however, trying to expand internationally.

In 1999, we entered into an agreement with Jademar Corporation granting Jademar Corporation exclusive distribution rights in a number of territories in South America and the Caribbean in exchange
for representing K-Tronik.   Sales to Jademar were $707,828 in the
fiscal year ended September 2001 and was $671,796 in the fiscal year ended September 2002. The Jademar agreement ended on December 31, 2002 but was extended for a period of one year by way of letter agreement dated January 30, 2003. Failure to secure a further extension past January of 2004 could result in decreased sales for K-Tronik. Jademar has had significant financial difficulties in the past and any financial failure on its part could greatly impact K-Tronik's financial results as it accounted for approximately 9.99% of our sales in fiscal 2002.


Competitors

The chief competitors in the ballast industry are Advance, a division of Philips, Magnetek and Osram, a division of Sylvania. Motorola was also a competitor until 1999 when it sold its ballast manufacturing, distribution and sales division to Osram.

In 2001, Advance had approximately 25% of the North American ballast market, Magnetek had approximately 22.5% of the ballast market and Osram had approximately 16.5% of the ballast market. SLI, a division of Valmont Industries Inc., had approximately 13% of the market. Energy Savings Inc. is also a competitor with 10% of the market in 2001. (Source: US Census Bureau).

K-Tronik N.A. has only 1% of the ballast market. Our name is not as recognizable as our competitors nor do we have their sales volume. This constitutes a competitive disadvantage for us as discussed below in Competitive Factors in the Market.

It is possible but unlikely, because of the existing low margins and a highly competitive atmosphere that additional competitors will enter the ballast market. Barriers to entry are low compared to industries which are capital intensive or rely upon intellectual property rights in production. Many of the components in ballasts are commodities and readily available to potential competitors.

Competitive Factors in the Market:

K-Tronik has a number of strengths and some weaknesses relating to the competitive factors in the ballast manufacturing industry.

The main competitive factors in the ballast market are as follows:

-brand name recognition or credibility
-low cost production
-quality and length of customer relationships
-distribution, warehousing and shipping capabilities
-new product development capability
-quality and reliability of ballast products
-relationships with Energy Saving Companies for industrial and commercial energy savings retrofits
-increasingly, ability to produce electronic rather than magnetic ballasts

Each of our competitors has strengths and weaknesses. Energy Savings Inc. has only "plug in" ballast models that fit a minority of fixtures. Most fixtures require lead wires, especially in industrial and commercial fixtures. Advance does not have low cost overseas production at this time although it has announced it is in the process of developing such production in Mexico.


K-Tronik hopes to take advantage of low cost production in China. In a highly competitive industry, this low cost production could be key to its long term profitability and survival. We had planned to acquire Dae Gyung Corp. in December of 2001 but difficulties in effecting the transfer of Dae Gyung Corp.'s shares in Korea, because of foreign ownership rules, caused us to terminate the acquisition. There are no plans to acquire Dae Gyung Corp. or any other supplier at this time.


K-Tronik N.A. has begun to sell direct to consumers while its largest competitors, because of established intercorporate relationships, must often sell through distributors including internal distributorship divisions or subsidiaries. This gives K-Tronik a chance to capture the profits normally realized by those distributors or to reduce its own costs relative to other manufacturers.

K-Tronik N.A. and K-Tronik (Asia) have an experienced Korean and American engineering team to allow us to develop new products in response to changes in the ballast market such as those which are periodically created by regulatory changes or initiatives.

K-Tronik N.A., through its hiring of many former employees of competitors, has developed long term relationships with many customers and we have ourselves, through our own sales, built our long term relationships. We are building name recognition through trade shows and advertising in addition to our sales.

K-Tronik N.A. is actively attempting to expand its sales to Energy Saving Companies and South American markets, growing segments which its major competitors have not seemed to target and would like, ideally, to acquire any available ESCOs which it may have the funds to acquire. There are presently no agreements in place nor have there been any negotiations to acquire an ESCO.

The ESCO ("Energy Saving Company") market may become particularly important to us in the future. ESCOs perform energy usage audits and evaluations to large companies, the US government, hospitals, school systems and other groups.

Although there are some independents, most ESCOs are owned by large utility companies. They typically will recommend upgrade of existing ballasts to bring cost savings to their customers.

These ESCO companies continue to gain ballast market share annually and have become a key base for ballast purchases. Approximately 50% of buildings and institutions in the US have not yet retrofitted to energy saving electronic ballasts (Market Studies Inc., North Carolina).

Although we are pleased with our growth in the last six years, we are still a minor player in the ballast industry. We do not have the
brand name recognition that Sylvania or Motorola have.   We do not
have the strategic or ownership type business relationships with distributors like our major competitors have. We do not have access to the same financial resources that our largest competitors may have through their parent companies although, in the past, our parent company, Eiger Technology, Inc. has funded our working capital needs a number of times. There can be no assurance Eiger Technology, Inc. will continue to do so.

Proprietary Protection

(a)  General.

K-Tronik N.A. does not presently have patent applications for its product lines.

The "K-Tronik" name has been trademarked in the United States but not in other jurisdictions.

(b)  Pending Patents, Copyrights and Trade Secrets.

We do not have any plans to seek patent protection or copyright for any other products or materials. It is unlikely that the process by which we assemble and produce our ballast products would itself be patentable.

(b)  Pending Trademark Applications.

K-Tronik has not applied for any additional trademarks and has no current plans to apply for additional trademarks.

Management and Key Employees:

At this time, none of our employees are subject to collective bargaining agreements.

The key employees of K-Tronik N.A., who also provide management and other services to K-Tronik (Asia), include the following:

Mr. Robert Kim, President of K-Tronik and President of K-Tronik N.A.:

Robert Kim has a number of years of experience in the ballast industry in sales and management roles.

Mr. John Andrews, Director of Sales and Operations of K-Tronik N.A.:

John Andrews joined K-Tronik N.A. in June of 1999. His responsibilities include managing national sales, inventory management, credit and collection and corporate marketing. John
Andrews was employed by LG Industrial Systems USA, a small ballast manufacturer, from 1996 to 1999 as Director of Sales and Operations.

K-Tronik N.A., on occasion, utilizes the services of engineering and design consultants where its internal expertise is insufficient or otherwise committed to other projects.


K-Tronik N.A. has a total of 9 employees and K-Tronik (Asia) has a total of 28 employees. The majority of K-Tronik (Asia)'s 28 employees are involved in production / manufacturing positions. A total of 5 employees, 2 in K-Tronik N.A. and 3 in K-Tronik (Asia), are involved in Research and Development and Engineering positions. Mr. Robert Kim is actively involved in management of K-Tronik (Asia). All of these employees are full time.

The number of employees at K-Tronik (Asia) has been reduced over the past two years in an effort to cut costs and as a result of automation.


K-Tronik N.A., through hirings from industry competitors, has attempted to build service, distribution and sales capability.
Hirings have come from Motorola, which ceased ballast production operations in 1999, and from Magnetek, one of our major competitors.

We do not anticipate any hirings in the remainder of fiscal 2003.

                   MANAGEMENT'S DISCUSSION ANDANALYSIS

The following discussion should be read in conjunction with the financial statements of K-Tronik and notes thereto contained elsewhere in this prospectus. Where figures are given, they do not materially differ from those given in the financial statements filed under the Securities Exchange Act of 1934.

Critical Accounting Policies

We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements, so we consider these to be our critical accounting policies. Because of the uncertainty inherent in these matters, actual results could differ from the estimates we used in applying the critical accounting policies. Within the context of these critical accounting policies, we are not currently aware of any reasonably likely event that would result in materially different amounts being reported.

(a)  Fiscal Years Ended September 30, 2001 and September 30, 2002

Net Sales

We reported net sales of $6,738,000 for the 2002 period, an increase of $57,000 or 1% from the $6,681,000 in sales reported for the 2001 period.
 The small sales increase was mainly attributed to a volume increase of direct sales to third parties by our subsidiary, K-Tronik (Asia) and an overall increase in customers by our subsidiary, K-Tronik N.A. Inc. which was offset by a decrease in sales prices. Sales for the majority of ballast manufacturers in the US were negatively impacted by a slow economy and stagnant market during the 2002 period.

Gross Profit

Our gross profit decreased to $1,439,000 in the 2002 period compared to $1,587,000 in the 2001 period. This decrease was primarily attributed to competitive sales price pressures resulting from the overall slow down in the US economy and US markets, inventory write offs of $96,000 and the establishment of a reserve account for slow moving inventory of $120,000 offset by increased sales volume. In an effort to maintain monthly sales volume, manufacturers were forced to significantly decrease sales prices. We anticipate that prices will remain stable throughout the coming fiscal year 2003 at the 2002 year end levels although our primary competitors have announced price increases. We believe that the market will not support a price increase and we have not increased our prices for 2003 but will instead continue to focus on ways to minimize our costs.

Selling, General and Administrative expenses

Selling, General and Administrative  expense was $2,020,670 in fiscal
2002 vs. $2,012,583  for fiscal 2001.    The overall expenses remained
primarily the same as we implemented reductions in advertising, marketing, consulting, travel and personnel expenses to offset increased professional fees and salaries.

Operating Loss

The loss from operations increased to ($582,084) in the 2002 period from ($425,367) in the 2001 period. The increase in loss from operations is directly related to the decrease in gross profit discussed above.

Interest and Other Expense

Interest and other expenses decreased to $228,434 for the 2002 period from $248,249 for the 2001 period. The decrease was mainly attributed to lower interest expense, no loss on sales of equipment in the 2002 period as compared to a loss of $9,423 in the 2001 period and other income of $3,731 generated by K-Tronik (Asia) in the 2002 period. Interest expense decreased to $232,165 in the 2002 period compared to $238,826 in the 2001 period primarily due to the lower interest rate for the 2002 period and decreased debt levels.

Net Loss

For the reasons stated above we incurred a net loss of ($810,518) for the 2002 period as compared to ($683,509) for the prior period.

Liquidity and Capital Resources

At September 30, 2002, we had working capital of $469,051, and cash and cash equivalents of $294,484 as compared to working capital of $1,225,582 and cash and cash equivalents of $95,600 at September 30, 2001. The decrease in working capital was primarily attributable to the net loss in 2002.

Net cash provided by operating activities for the 2002 period was $11,723 for the 2002 period as compared to net cash used in operating activities of ($1,249,496) during the 2001 period. The positive net cash provided by operating activities for the 2002 period as compared to the 2001 period was primarily attributed to higher amortization and depreciation, an increase in accounts payable and a decrease in inventory. The prepaid expenses, security deposits, and accounts receivables were the primary uses of operating cash in the 2002 period.

Net cash used in investing activities was $61,948 for the 2002 period as compared to $74,594 for the 2001 period. Investing activities for the 2002 period included purchases of $61,148 of computer equipment and patents and other intangible assets of $800. We have no significant plans for equipment purchases in the fiscal year ending September 30, 2003.

Net cash provided by financing activities was $337,999 for the 2002 period as compared to $1,212,323 for the 2001 period. Financing activities in the 2002 period included additional draw downs in the Company's revolving credit lines totaling $259,007. The Company received proceeds from its parent corp. and revolving credit lines of $1,230,000 during the 2001 period.

We have credit facilities providing a maximum borrowing of $2.1 million with asset-based lenders. Borrowings under these facilities bear interest at the lender's prime rate plus 1.5%. At September 30, 2002 borrowings under these facilities were $1,685,618 as compared to $1,426,611 at September 30, 2001. At September 30, 2002 the loans have been classified as current liabilities in the accompanying balance sheet because the facilities mature in less than one year.


We believe, based upon current circumstances, the pledge of continued support from our parent company, Eiger Technology, Inc. and renewal of the BACC credit facility which expired on May 28 2003, but was renewed to <______>, we have adequate capital resources to support our operations to the end of fiscal 2003. The basic loan agreement contains financial and non-financial covenants. The company was in violation of certain of the covenants as of December 31, 2002 and 2001. The company obtained waivers from BACC on February 13, 2003 for the violations.


Future minimum annual rent payments under a non cancelable operating lease, which expires March 31, 2004 is $61,000 and $27,000 for the fiscal years ended September 30, 2003 and 2004, respectively.

Six months ended March 31, 2003 and March 31, 2002

(b)  Results of Operation:

Six Months ended March 31, 2003 ("2003 period") Compared to Six Months Ended March 31, 2002 ("2002 period").
Net Sales and Gross Profit

The Company reported net sales of $3,107,000 for the 2003 period, an decrease of $40,000 or 1% from the $3,147,000 in sales reported for the 2002 period. The decrease in sales is attributed to slow sales in the first quarter which resulted from a weak economy and changes in the Company's production from in-house to outsourcing. The Company expects sales to remain at or exceed its second quarter level for the remainder of the fiscal year ended September 30, 2003.

The Company's gross profit increased to $816,000 in the 2003 period compared to $759,000 in the 2002 period as a result of lower amounts paid for products purchased. In addition, the overall gross margin increased to 26% for the 2003 period compared to 24% in the 2002 period. This increase was primarily attributed to the new manufacturing arrangement whereby, certain manufacturing previously performed by the Company is now being outsourced at lower costs. This arrangement started in the Company's first quarter ended December 31, 2002,and was more established during the 2003 period. The Company anticipates that its margin will continue to improve through the end of its fiscal year which ends September 30, 2003 as the new outsourcing arrangement becomes fully implemented.

Selling, General and Administrative

Selling, general and administrative (SG&A) expenses increased to $1,024,000 in the 2003 period, an increase of $136,000 or 15% from $888,000 reported in the 2002 period. The increase is primarily attributable to an increase in provisions for severance and other benefits for K-Tronik (Asia) as it reduced its employee work force, increased commissions and export expenses as K-Tronik
(Asia) increased its sales activity in the 2003 period. Wages and payroll related costs also increased as a result of an increase in travel related costs associated with overseas travel and increased professional, accounting and legal fees.

Interest and Other Expenses

Interest and other expenses decreased to $102,000 for the 2003 period compared to $109,000 in the 2002 period primarily due to a decrease in the average amount borrowed and a lower interest rate associated with a low prime rate of interest.

Net Loss

The Company reported a net loss attributable to common shareholders of $(311,000) for the 2003 period as compared to net loss of $(237,000) for the 2002 period as a result of those items discussed above.

Liquidity and Capital Resources

At March 31, 2003, the Company had working capital of $176,000 and $49,000 in cash and cash equivalents.

Net cash used in operating activities for the 2003 period was $(238,000) as compared to net cash used in operations of $(204,000) during the 2002 period. A decrease in inventories and prepaid expenses were the primary sources of operating cash and the decrease in accounts payable and accrued expenses and the increase in accounts receivables were the primary uses of cash in the 2003 period.

Investing activities for the 2003 period included purchases of $61,000 of computer equipment, machinery and equipment, tools and $9,000 related to costs associated with intangible assets.

Financing activities in the 2003 period included proceeds from the Company's revolving credit lines totaling $46,000.

The Company has working capital facilities of $2.1 million with asset-based lenders. Borrowings under these facilities bear interest at the lender's prime rate plus 1.5%. At March 31, 2003 borrowings under these facilities was $1,732,000. At March 31, 2003, the loans have been classified as current in the accompanying balance sheet because the facilities mature in less than one year.

Management believes, based upon current circumstances, its pledge of continued support from its parent company and assuming that it is able to renew its credit facilities that expire through June 2003, that it has adequate capital resources to support expected operating levels for the next twelve months.

Any significant depreciation of the US dollar against the Korean Won in the future could adversely affect our financial results, which are reported in US dollars, as many of our costs are paid in Korean Won at the K-Tronik
(Asia) plant. Conversely, any significant appreciation of the US dollar against the Korean Won in the future would favourably affect our financial results.

Net cash provided by operating activities for the 2002 period was $228,000 as compared to net cash used in operations of $(165,000) during the 2001 period. A decrease in accounts receivable and inventories were the primary sources of operating cash and the decrease in accounts payable and accrued expenses was the primary use of cash in the 2002 period.

Investing activities for the 2002 period included purchases of $46,000 of computer equipment, machinery and equipment and tools.

Financing activities in the 2002 period included repayments of the Company's revolving credit lines totaling $406,000.

The Company has working capital facilities of $2.1 million with asset-based lenders. Borrowings under these facilities bear interest at the lender's prime rate plus 1.5%. At December 31, 2002 borrowings under these facilities were $1,280,000. At December 31, 2002, the loans have been classified as current in the accompanying balance sheet because the facilities mature in less than one year.


Any significant depreciation of the US dollar against the Korean Won in the future could adversely affect our financial results, which are reported in US dollars, as many of our costs are paid in Korean Won at the K-Tronik
(Asia) plant. Conversely, any significant appreciation of the US dollar against the Korean Won in the future would favorably affect our financial results.


Management believes, based upon current circumstances, its pledge of continued support from its parent company and assuming that it is able to renew its credit facilities that expire through June 2003, that it has adequate capital resources to support expected operating levels for the next twelve months.

Forward-Looking Statements.

This prospectus contains "forward looking statements" including statements regarding, among other items, K-Tronik's business strategies, continued growth in K-Tronik's markets, projections, and anticipated trends in K-Tronik's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on K-Tronik's expectations and are subject to a number of risks and uncertainties, certain of which are beyond K-Tronik's control. K-Tronik cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements, including, among others, the following: reduced or lack of increase in demand for K-Tronik's products, competitive pricing pressures, changes in the market price of ingredients used in K-Tronik's products and the level of expenses incurred in K-Tronik's operations. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained herein will in fact transpire or prove to be accurate. K-Tronik disclaims any intent or obligation to update
"forward looking statements."

                           DESCRIPTION OF PROPERTY

K-Tronik (Asia) and K-Tronik N.A. do not have any physical property other than their production and office equipment. K-Tronik (Asia)'s plant in Korea is leased as is the office and warehousing space of K-Tronik in New Jersey. K-Tronik (Asia)'s plant has a production capacity of 100,000 ballast pieces per month. We believe that we have adequate space for the foreseeable future.

K-Tronik N.A.'s lease of its premises in Hackensack New Jersey expires on November 30, 2003. Under the terms of the lease of its 3,500 square foot premises, it pays monthly rent of $3,900.

K-Tronik (Asia)'s lease of its factory in South Korea expires on March 31, 2004. The monthly rent is $2,100.

We rent warehousing facilities on a month-to-month basis in New Jersey and California.


The monthly lease rates for both facilities is based upon usage and therefore fluctuates. However, the average monthly warehousing fee for the California facility was $237.40 for the six month period ended March 31, 2003 and $353.22 for fiscal year ending September 30, 2002. The average monthly warehousing fee for the New Jersey facility was $2,838.10 for the six month period ended March 31, 2003 and $3,004.86 for the fiscal year ending September 30, 2002.


We do not anticipate that there will be difficulty in renewing our lease of the Hackensack, New Jersey premises and do not anticipate that the premises in Korea will require significant upgrading or additional investment. K-Tronik has made significant investments in equipment in the Korean factory premises in past fiscal years but does not anticipate doing so in this fiscal year.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two years, there have not been any transactions that have occurred between K-Tronik and its officers, directors, and five percent or greater shareholders, except as follows:

The Share Purchase Agreement described in Description of Business above resulted in K-Tronik issuing to its president and director, Mr. Robert
Kim, 6,714,286 shares, 29.74% of the total issued and outstanding shares, in exchange for his shares of K-Tronik's subsidiary, K-Tronik
N.A. Inc. The closing of the Share Purchase Agreement and the Debt Settlement Agreement also resulted in the issuance of 14,359,600 shares, 63.61% of the total issued and outstanding common shares, to ETIFF
Holdings, LLC, a 100% wholly owned subsidiary of K-Tronik's parent, Eiger Technology, Inc. Of the 14,359,600 shares issued to the ETIFF Holdings, LLC, 3,788,172 were issued in settlement of 3,788,172 of debt which K-Tronik's subsidiary, K-Tronik N.A. Inc., owed to ETIFF Holdings, LLC.

At the time of the negotiation of the Share Purchase Agreement and the Debt Settlement Agreement, K-Tronik was not a related party of Robert Kim and Eiger Technology, Inc. The terms of the Share Purchase
Agreement and the Debt Settlement Agreement were negotiated between K-Tronik, Robert Kim and Eiger Technology, Inc.

Both Eiger Technology, Inc. and K-Tronik's President, Robert Kim, provide guarantees on the line of credit K-Tronik has with BACC.

The three founders of K-Tronik, William J. Little, Philip Cassis and Christopher D. Farber, each purchased 5,000 shares from the company for total consideration of $5.00. The shares were later split, on a 100 for 1 basis, so that these three founders each held 500,000 shares of K-Tronik.

Certain of the officers and directors of K-Tronik are engaged in other businesses, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve on a board of directors. As a result, certain conflicts of interest may arise between K-Tronik and its officers and directors. K-Tronik will attempt to resolve such conflicts of interest in favor of K-Tronik. The officers and directors of K-Tronik are accountable to it and its shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling K-Tronik's affairs. A shareholder may be able to institute legal action on behalf of K-Tronik or on behalf of itself and other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts is in any manner prejudicial to K-Tronik.

                         MARKET FOR COMMON EQUITY AND
                         RELATED STOCKHOLDER MATTERS.

There is no market for the securities of K-Tronik at this time. K-Tronik's securities are not traded on a recognized exchange or over-the-counter trading system at this time.

There are no outstanding warrants or options to purchase shares of K-Tronik's common stock at this time although the shareholders' meeting held on November 12, 2001 approved an Incentive Stock Option Plan which would allow us to grant up to 1,000,000 incentive stock options to directors and employees at the board of directors' discretion.

As of the date of this prospectus, there were 44 shareholders of record of K-Tronik's common stock holding a total of 22,573,886 shares of common stock.

Of these 22,573,886 shares of common stock, a total of 8,288,172 shares held by 43 persons are being registered under this registration statement.

A total of 14,285,714 shares of common stock are not being registered. Of these 14,285,714 shares of common stock, 6,714,286 were issued to K-Tronik's President and Director, Mr. Robert Kim, is consideration of his sale to K-Tronik of his shares of K-Tronik's wholly owned subsidiary, K-Tronik N.A. Inc.

A further 7,571,428 shares were issued to the ETIFF Holdings, LLC, a wholly owned subsidiary of Eiger Technology, Inc. in consideration of its sale to K-Tronik of its shares of K-Tronik's wholly owned subsidiary, K-Tronik N.A. Inc. ETIFF Holdings, LLC owns an additional 6,788,172 shares of common stock which are being registered for resale pursuant to this registration statement.

The 14,285,714 shares will not be available for sale in the open market without separate registration except in reliance upon Rule 144 under the Securities Act of 1933. In general, under Rule 144 a person, or persons whose shares are aggregated, who has beneficially owned shares acquired in a non-public transaction for at least one year, including persons who may be deemed affiliates of K-Tronik would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume during the four calendar weeks preceding such sale, provided that certain current public information is then available. If a substantial number of the shares owned by these shareholders were sold pursuant to Rule 144 or a registered offering, the market price of the common stock could be adversely affected. The 14,285,714 shares of common stock were issued on December 12, 2001.

In addition to the resale restrictions on these shares detailed above, the 6,714,286 shares held by Mr. Robert Kim are subject to an agreement by which he agrees not to separately register the shares.

Dividend Information.

K-Tronik has not declared or paid a cash dividend to stockholders since it was incorporated on September 2, 1999. The board of directors presently intends to retain any earnings to finance company operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon K-Tronik's earnings, capital requirements and other factors.

                              EXECUTIVE COMPENSATION


                                          Summary Compensation Table

                           Annual compensation                      Long-term Compensation
                                                                 Awards           Payouts
Name and                                 Other           Restricted   Securities
principal                                annual             stock     underlying      LTIP    All other
position       Year     Salary   Bonus   compensation     award(s)    options/SARs    payouts compensation
                        ($)     ($)      ($)             ($)          (#)             ($)       ($)
(a)           (b)       (c)     (d)      (e)             (f)          (g)             (h)       (i)
Robert Kim(2)  2001     $165,000  0       0               0            0               0         0
President      2002     $180,000  0       0               0            0               0         0
Treasurer &
Director

Keith Attoe    2001         0     0       0               0            0               0         0
Director       2002         0     0       0               0            0               0         0

Gerry Racicot  2001         0     0       0               0            0               0         0
Director       2002         0     0       0               0            0               0         0

J.K Lee(1)     2001     $ 11,000  0       0               0            0               0         0
Corporate      2002     $ 33,000  0       0               0            0               0         0
Secretary

Ken Edwards    2001         0     0       0               0            0               0         0
CFO            2002         0     0       0               0            0               0         0


(1) J.K. Lee is paid by K-Tronik's subsidiary, K-Tronik. As J.K. Lee only joined K-Tronik N.A. in September of 2001, his salary figure does not reflect his annual salary of $33,000. His salary has been increased to $40,000 per annum effective October 1, 2002.

(2) Robert Kim is paid by K-Tronik's subsidiary, K-Tronik N.A., as is Ken Edwards. His salary is $15,000 per month.

(3) Ken Edwards did not join K-Tronik until late in 2002. He is presently compensated with a salary of $4,000 per month commencing November 1, 2002 and did not receive any compensation in 2002.


K-Tronik, at its annual meeting of shareholders held on November 13, 2001, approved a stockholders' resolution to adopt a Stock Option Plan. As a result, some or all of the persons named above may be granted options in the future. To date, no options have been granted or are contemplated to be granted nor has the plan been filed with the SEC using the S8 Registration Statements procedure.

There is no known relationship between any of the Directors and Control persons with major clients or providers of essential products and technology, nor are there any known related transactions.
Save and except as detailed above, none of the officers and directors of K-Tronik have received any compensation from K-Tronik. Save and except as detailed above, none of these individual's total compensation under these contracts, including special allowances or bonuses, will exceed $100,000 this year. All officers and directors will be reimbursed for expenses incurred on behalf of K-Tronik including director expenses pertaining to attendance at meetings. It is anticipated that additional management may be hired as K-Tronik develops and revenue is generated. If such hirings occur, salaries paid to new employees will be consistent with the salaries of others in similar positions in the industry.

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of K-Tronik in the event of retirement at normal retirement date as there is no existing plan provided for or contributed to by K-Tronik.

                              FINANCIAL STATEMENTS

With the completion of the acquisition of K-Tronik N.A. Inc. on December 12, 2001, K-Tronik's year end was changed to September 30. The Company has filed a transitional 10KSB dated September 30, 2001 to reflect the change.

The stand alone audited financial statements for K-Tronik N.A. Inc. for the period ended September 30, 2001 are referenced below as they are more material to a reader's understanding of K-Tronik and its present financial situation and history. K-Tronik, prior to the acquisition of K-Tronik N.A. Inc., was a blank check company which had limited operations and activities which were not material to its financial affairs when consolidated with K-Tronik N.A. Inc.

                       K-TRONIK INTERNATIONAL CORPORATION

                          (Formerly LMC CAPITAL CORP.)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                     PAGE

Index to Consolidated Financial Statements                           F-1

Reports of Independent Certified Public Accountants                  F-2 - F-4

Consolidated Balance sheets, March 31, 2003 (unaudited)
And September 30, 2002                                               F-5

Consolidated Statements of operations and
Comprehensive loss for the six months ended March
31, 2003 and 2002 (unaudited) and for the years ended
September 30, 2002 and 2001                                          F-6

Consolidated Statements of changes in stockholders'
equity (deficit) for the six months ended March
31, 2003 (unaudited) and for the years ended
September 30, 2002 and 2001                                          F-7

Consolidated Statements of cash flows for the six
months ended March 31, 2003 and 2002 (unaudited) and
for the Years ended September 30, 2002 and 2001                      F-8

Notes to consolidated financial statements                           F-9 - F-17

Report of Independent Certified Public Accountants



Board of Directors
K-Tronik International Corporation
Hackensack, New Jersey


We have audited the accompanying consolidated balance sheet of K-Tronik International Corporation as of September 30, 2002 and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of K-Tronik International Corporation at September 30, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


BDO Seidman, LLP
Woodbridge, New Jersey
November 7, 2002

               Report of Independent Certified Public Accountants

Board of Directors
K-Tronik Int'l Corporation
290 Vincent Avenue
Hackensack, New Jersey  07601

We have audited the accompanying consolidated statements of operations and comprehensive loss, stockholders' equity (deficiency) and cash flows for the year ended September 30, 2001 of K-Tronik International Corporation. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of K-Tronik Asia Corporation, a majority owned subsidiary, which statements reflect total revenues of approximately $5,843,000 for the year ended September 30, 2001. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to amounts included for K-Tronik Asia Corporation, is based solely on the report of the other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the results of operations, cash flows, and changes in stockholders' equity (deficiency) for the year ended September 30, 2001 of K-Tronik International Corporation in conformity with accounting principles generally accepted in the United States of America.

As described in Note 15, the 2001 consolidated financial statements have been restated as of November 7, 2002 as a result of an error in a prior periods pertaining to recording minority interest.

Smolin, Lupin & Co., P.A.
Fairfield, New Jersey
November 30, 2001, except for Note 15
and the last paragraph above as to which the date is November 7, 2002

BDO
Daejoo Accounting Corporation
629 Daechi-dong Kangnam-ku Seoul
Accountants & Consultants
135-280 Korea Tel: 82-2-2263-2868
A member of BDO International
Fax: 82-2-501-0470

Report of Independent Certified Public Accountants

The Board of Directors
K-Tronik Asia Corp.


We have audited the accompanying statements of operations and accumulated deficit, stockholders' equity (deficit), and cash flows for the year ended September 30, 2001 of K-Tronik Asia Corp.(not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of K-Tronik Asia Corp.'s operations and its cash flows for the year ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.




BDO International
Seoul, Korea
November 18, 2001

                          K-TRONIK INTERNATIONAL CORP.
                          (Formerly LMC CAPITAL CORP.)
                           Consolidated Balance Sheets


                                                      March 31,  September 30,
                                                        2003         2002
                                                      ------------------------
                                                    (Unaudited)

ASSETS

Current Assets:
Cash and cash equivalents                               $ 49,435     $ 294,484
Accounts receivable net of allowance
 $35,000, $18,884                                      1,618,522     1,466,753
Inventories                                            1,189,397     1,684,007
Prepaid expenses                                         139,247  ..   158,736
   Total current assets                                2,996,601     3,603,980
                                                       ---------     ---------

Property and equipment, net of accumulated
depreciation of  $405,338 and $342,186                   403,719       405,581
Security deposits and other                               78,567        77,022
Intangible assets, net of accumulated
 amortization of $56,164 and $48,019                     115,400       114,889
                                                       ---------     ---------
Total Assets                                         $ 3,594,287   $ 4,201,472
                                                     ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Notes payable                                        $ 1,731,710   $ 1,685,618
Accounts payable                                         947,375     1,359,227
Accrued expenses                                         142,230        90,084
  Total Current Liabilities                            2,821,315     3,134,929
                                                       ---------     ---------


Commitments
Stockholders' Equity:
Common stock, $.00001 par value 100,000,000
authorized shares 22,573,886 issued and outstanding          226           226
Additional paid-in capital                             5,020,108     5,020,108
Retained deficit                                      (4,034,724)   (3,724,139)
Accumulated comprehensive loss, foreign currency
translation adjustment                                  (212,638)     (229,652)
Total stockholders' equity                               772,972     1,066,543
                                                          ------      --------

  Total liabilities and stockholders' equity         $ 3,594,287   $ 4,201,472
                                                     ===========   ===========
          See accompanying notes to consolidated financial statements.

                          K-TRONIK INTERNATIONAL CORP.

                          (Formerly LMC CAPITAL CORP.)
          Consolidated Statements of Operations and Comprehensive Loss


                               Six Months Ended             For the Year Ended
                                   March 31,                   September 30,
                             2003           2002           2002           2001
                             ----           ----           ----           ----
                      (Unaudited)    (Unaudited)                    (Restated)
Net Revenues          $ 3,106,737    $ 3,147,495    $ 6,737,719     $6,680,622
Cost of revenues        2,290,784      2,388,125      5,299,133      5,093,406
Gross profit              815,953        759,370      1,438,586      1,587,216
                          -------        -------      ---------      ---------
Selling, general and
 administrative
 expenses               1,024,337        887,701      2,020,670      2,012,583
Loss from operations     (208,384)      (128,331)      (582,084)      (425,367)
                         ---------      ---------      ---------      ---------
Other income (expenses)
  Interest expense       (102,542)      (109,132)      (232,165)      (238,826)
  Other income                341            345          3,731              -
  Loss on Sales of
   Equipment                    -              -              -         (9,423)
  Total other
  income (expenses)      (102,201)      (108,787)      (228,434)      (248,249)
                         --------       --------       --------       --------
Loss before
 income taxes            (310,585)      (237,118)      (810,518)      (673,616)
                         --------       --------       --------       --------
Income taxes                    -              -              -          9,893
           Net loss      (310,585)      (237,118)      (810,518)      (683,509)
                        ---------      ---------      ---------      ---------
Foreign currency
 translation adjustment    17,014        (17,340)       (88,890)       (91,218)
                            ------       -------        -------        -------
Comprehensive loss     $ (293,571)    $ (254,458)    $ (899,408)    $ (774,727)
                       ==========     ==========     ==========     ==========
Basic and diluted
 net loss per share       $ (0.01)       $ (0.01)       $ (0.04)       $ (0.05)
                          =======        =======        =======        =======
Weighted average
 number of common
 shares outstanding     22,573,866     19,330,678     22,573,886    14,285,714
                        ==========     ==========     ==========    ==========
                See notes to consolidated  financial statements.

                          K-TRONIK INTERNATIONAL CORP.
                          (Formerly LMC CAPITAL CORP.)
       Consolidated Statement of Changes in Stockholders' Equity (Deficit)

                                                                                                                             Total
                                                                     Additional                       Accumulated     Stockholders'
                                                                        Paid-in         Retained    Comprehensive           Equity
                                       Shares           Amount          Capital          Deficit             Loss         (Deficit)
Balance at September 30, 2000
 (Restated)                            25,000        $ 100,000      $ 1,053,162     $ (2,237,087)      $  (49,544)     $(1,133,469)
Net loss for the year                                        -                -         (683,509)               -         (683,509)
Foreign currency
 translation adjustment                                      -                -                -          (91,218)         (91,218)
Balance at September 30,
 2001 (Restated)                       25,000          100,000        1,053,162       (2,920,596)        (140,762)      (1,908,196)
                                       ------          -------        ---------       -----------        ---------      ----------
Conversion of parent
 company debt to equity             3,788,172        3,788,172                -                -                -        3,788,172
Recapitalization as a result
 of reverse merger                 18,760,714       (3,887,946)       3,966,946            6,975                -           85,975
Net loss for the year                                        -                -         (810,518)               -         (810,518)
Foreign currency translation
 adjustment                                                  -                -                -          (88,890)         (88,890)
Balance at September 30, 2002      22,573,886            $ 226       $5,020,108      $(3,724,139)       $(229,652)     $ 1,066,543
                                   ----------            -----       ----------      ------------       ----------     ------------
Net loss for the six  months
 ended March 31, 2003 (Unaudited)           -                -                -         (310,585)                         (310,585)
Foreign currency translation
 adjustment                                 -                -                -                -           17,014           17,014
Balance at March 31, 2003
 (Unaudited)                       22,573,886            $ 226       $5,020,108      $(4,034,724)       $(212,638)       $ 772,972
                                   ----------            -----       ----------      ------------       ----------       ---------

             See accompanying notes to consolidated financial statements.

                          K-TRONIK INTERNATIONAL CORP.

                          (Formerly LMC CAPITAL CORP.)
                      Consolidated Statements of Cash Flows


                               Six Months Ended             For the Year Ended
                                   March 31,                   September 30,
                             2003           2002           2002           2001
                             ----           ----           ----           ----
                      (Unaudited)    (Unaudited)                    (Restated)
Net loss               $ (310,585)    $ (237,118)    $ (810,518)    $ (683,509)
Adjustments to
 reconcile net loss
 to net cash provided
 by (used in) operating
 activities
   Amortization and
    depreciation           71,297         73,060        148,814        147,097
   Reserve for inventory
    obsolescence          (10,000              -        120,000              -
   Bad debt expense        10,000              -          5,660         54,494
   Loss on sale of
    equipment                   -              -              -          9,423
Change in operating
 assets and liabilities
   Accounts receivable   (161,769)        27,999       (108,800)      (456,901)
   Inventories            504,610        178,085        591,254       (876,099)
   Prepaid expenses        19,489         20,022         (7,307)        27,735
   Security deposits
    and other              (1,545)       (10,714)       (22,981)       (11,842)
   Accounts payable and
    accrued expenses     (359,706)      (255,208)        95,601        540,106
Net cash proved by
 (used in) operating
 activities              (238,209)      (203,874)        11,723     (1,249,496)
                         ---------      ---------        ------     -----------
Cash flows from
 investing activities
   Sales of equipment           -              -              -         68,856
   Purchase of equipment  (61,290)        (1,588)       (61,148)      (132,048)
   Patents and intangible
    assets                 (8,656)          (800)          (800)       (11,402)
Net cash used in
 investing activities     (69,946)        (2,388)       (61,948)       (74,594)
                          --------        -------       --------       --------
Cash flows from
 financing activities
   Proceeds (payments)
    from notes payable    (46,092)       156,978        259,007        (16,677)
   Proceeds from loan
    payable-parent              -         78,992         78,992      1,230,000
Net cash provided by
 (used in) financing
 activities               (46,092)       235,970        337,999      1,213,323
                          --------       -------        -------      ---------
Effect of exchange rate
 changes                   17,014        (17,340)       (88,890)       (91,218)
                           ------        --------       --------       --------
Net increase (decrease)
 in cash and cash
 equivalents             (245,049)        12,368        198,884       (201,985)
                         ---------        ------        -------       ---------
Cash and cash equivalents
 at beginning of year     294,484         95,600         95,600        297,585
Cash and cash equivalents
 at end of year          $ 49,435      $ 107,968      $ 294,484       $ 95,600
                         --------      ---------      ---------       --------
                  See notes to consolidated  financial statements.

                          K-TRONIK INTERNATIONAL CORP.
                          (Formerly LMC CAPITAL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       SEPTEMBER 30, 2002 AND 2001 AUDITED

                   INFORMATION FOR THE SIX MONTH PERIOD ENDED
                      MARCH 31, 2003 AND 2002 IS UNAUDITED

NOTE 1 - Summary Of Significant Accounting Policies:

Nature of Business and Basis of Presentation

The Company was incorporated on September 2, 1999 in the State of Nevada as LMC Capital Corp. and was organized for the purpose of creating a corporate vehicle to locate and acquire an operating business. On December 12, 2001 the Company changed its name to K-Tronik International Corp. ("KTI" or the "Company").

By agreement dated November 29, 2001 and approved by the board of directors effective December 12, 2001, KTI issued 14,285,714 shares of restricted common stock to the shareholders of K-Tronik Int'l Corporation, a Nevada corporation, in exchange for 100% of the issued and outstanding shares of K-Tronik Int'l Corporation which, at the time of the transaction, owned a 100% interest in K-Tronik Asia Corporation ("KTA"), a Korean corporation. In connection with this transaction, K-Tronik Int'l Corporation changed its name effective December 12, 2001 to K-Tronik N.A. Inc. ("KTNA").

The acquisition resulted in the former shareholders of KTNA acquiring 93.4% of the outstanding shares of the KTI and has been accounted for as a reverse acquisition with KTNA being treated as the accounting parent and KTI, the legal parent, being treated as the accounting subsidiary. Accordingly, the consolidated results of operations of the Company include those of KTNA for all periods shown and those of the KTI since the date of the reverse acquisition.

The Company is engaged in the manufacture and distribution of various types of electronic stabilizers and illuminator ballasts for fluorescent lighting fixtures. The Company grants credit, on an unsecured basis, to distributors and installers located throughout the United States.

Method of Accounting

The financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of KTI, KTNA and KTA as described above and in Note 2. All material intercompany balances and transactions have been eliminated in consolidation.

Unaudited Interim Financial Statements

                          K-TRONIK INTERNATIONAL CORP.
                          (Formerly LMC CAPITAL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions of Regulation S-B. They do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The interim unaudited consolidated financial statements should be read in conjunction with the financial statements for the year ended September 30, 2002 included herein. In the opinion of management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the six months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ending September 30, 2003.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an initial maturity date of three months or less and money market accounts to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market, determined by the moving weighted average method. An allowance has been provided for obsolescence.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line and accelerated methods over their estimated useful lives that range from three to five years. Repairs and maintenance are charged to expense as incurred.

Patent and Other Intangibles

Patent and other intangibles are recorded at cost and amortized over their estimated useful lives which range from five-to-ten years.
Research and Development Costs

Research and development costs are charged to operations when incurred. Research and development expense totaled $4,903, $1,365, $4,062 and $0 for the years ending September 30, 2002 and 2001 and for the six-month periods ending March 31, 2003 and 2002, respectively.

Revenue Recognition

Sales to customers are FOB shipping point. As a result the Company recognizes sales when products are shipped. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of our customers, historical trends, and other information.

                          K-TRONIK INTERNATIONAL CORP.
                          (Formerly LMC CAPITAL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign Currency Translation

Assets and liabilities of the Company's foreign subsidiary, KTA, are translated at the rate of exchange in effect at the end of the period. Net sales and expenses are translated at the average rate of exchange for the period. Translation adjustments are reflected as a separate component of stockholders' equity.

Advertising Costs

The Company records advertising costs in accordance with SOP 93-7. Advertising costs of $71,674, $111,129, $16,778 and 28,753 were recognized as expense for years ended September 30, 2002 and 2001 and for the six-month periods ending March 31, 2003 and 2002, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Long-Lived Assets

The carrying values of long-lived assets are periodically reviewed by management and impairments would be recognized if the expected future operating non-discounted cash flows derived from an asset were less than carrying value. No impairments have been recorded through March 31, 2003.
Fair Value of Financial Instruments

Financial instruments reported in the Company's consolidated balance sheet consist of cash, accounts receivable, prepaid expenses, accounts payable, notes payable and accrued expenses, the carrying value of which approximate fair value due to the current maturity of these items.

Earnings Per Share

The Company accounts for earnings per share under the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share, which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed assuming the conversion of convertible preferred stock and the exercise or conversion of common stock equivalent shares, if dilutive, consisting of unissued shares under options and warrants. Basic and diluted losses are the same as no options, warrants or convertible preferred stock have been issued.

                          K-TRONIK INTERNATIONAL CORP.
                          (Formerly LMC CAPITAL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Based Compensation

The Company follows SFAS No. 123, Accounting for Stock-Based Compensation. It chose to apply Accounting Principle Board Opinion 25 and related interpretations in accounting for stock options granted to its employees. No options have been granted to date.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables. The Company extends credit to a substantial number of its customers and performs ongoing credit evaluations of those customers financial condition while, generally requiring no collateral.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." Deferred income tax assets and liabilities are recognized for differences between the financial statement and income tax basis of assets and liabilities based upon statutory rates enacted for future periods. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

New Accounting Pronouncements

In July 2001, SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets were issued. SFAS 141 requires the use of he purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. SFAS 142 is required to be applied for fiscal years beginning after December 15, 2001. The Company has not recorded any goodwill and will assess how the adoption of SFAS 141 and SFAS 142 will impact its financial positions and results of operations in any future acquisitions.

In August 2001, SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets was issued. The new guidance resolves significant implementation issues related to SFAS No. 121, but it retains its fundamental provisions. It also amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidate a subsidiary for which control is likely to be temporary. SFAS 144 retains the requirement of SFAS 121 to recognize an impairment loss only if the carrying amount of a long-lived asset within the scope of SFAS 144 is not recoverable from its undiscounted cash flows an exceeds its fair value.

At this time the adoption of SFAS No. 141, 142 and 144 have had no effect on the Company's financial statements.

                          K-TRONIK INTERNATIONAL CORP.
                          (Formerly LMC CAPITAL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - Acquisition:
By agreement dated November 29, 2001 and approved by the board of directors effective December 12, 2001, KTI acquired 100 % of the issued and outstanding shares of KTNA, which included KTNA's wholly-owned subsidiary KTA, in exchange for 14,285,714 shares of restricted common stock of KTI. As a condition of this acquisition, KTI also issued 3,788,172 shares of restricted common stock to ETIFF Holdings Inc. ("ETIFF") in settlement of $3,788,172 owed to ETIFF by KTNA. ETIFF, a wholly owned subsidiary of Eiger Technologies, Inc. ("Eiger"), a Toronto Stock Exchange listed company, owned 53% of the issued and outstanding shares of KTNA. Also in connection with this transaction, Eiger was granted and exercised an option to acquire an additional 3,000,000 shares of KTI from the original shareholders of KTI. As a result of these transactions, the former shareholders of KTNA own 93.4% of KTI representing 21,073,886 of the 22,573,886 total issued and outstanding shares of KTI.

This acquisition has been accounted for as a recapitalization using accounting principles applicable to reverse acquisitions with KTNA being treated as the accounting parent (acquirer) and KTI being treated as the accounting subsidiary (acquired). The value assigned to the capital stock of consolidated KTI on acquisition of KTNA is equal to the book value of the capital stock of KTNA plus the book value of the net assets of KTI as at the date of the acquisition.

The carrying value of KTI's capital stock as December 12, 2001, after giving effect to the reverse acquisition and the ETIFF debt settlement is calculated as follows:

KTNA capital stock                                                 $    100,000
KTNA additional paid in capital                                       1,132,162
Settlement of amounts due to ETIFF                                    3,788,172
                                                                   ------------
KTI capital stock, September 30, 2002                              $  5,020,334
                                                                   ============


The components of KTI capital stock are made up as follows:

Capital stock (22,573,886 common shares issued and outstanding)    $        226
Additional paid-in capital                                            5,020,108
                                                                   ------------
                                                                   $  5,020,334
                                                                   ============

                          K-TRONIK INTERNATIONAL CORP.
                          (Formerly LMC CAPITAL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - Investment in K-Tronik Asia Corporation:

As at September 30, 2001, KTNA had an 86.66% ownership interest in KTA. On December 4, 2001, Eiger acquired the additional 17,199 shares (13.34%) of KTA for $79,000. Eiger then transferred the 17,199 shares to KTNA in exchange for $79,000 which was assigned to ETIFF by Eiger and settled in connection with the amounts due to ETIFF as described in Notes 2 and 8. As a result of this transaction, KTNA owns 100% of KTA and the fixed assets of KTA were stepped-up by the acquisition price of $79,000.

The functional currency of Asia is the Korean Won.

NOTE 4 - Inventories:

Inventories consist of the following:

                                    March 31,          September 30,
                                      2003                 2002
                                -----------------------------------
Raw materials                    $   205,825           $   244,230
Work in process                            -                65,435
Finished Goods                     1,083,572             1,394,342
                                   ---------             ---------
                                   1,289,397             1,804,007
                                    (100,000)             (120,000)
                                    --------              --------
                                 $ 1,189,397           $ 1,684,007
                                 ===========           ===========


NOTE 5 - Property and Equipment:

Property and equipment consists of the following:

                                    March 31,          September 30,
                                      2003                 2002
                                -----------------------------------
Transportation equipment         $    37,255           $    38,087
Computer Equipment                    77,618           $    52,086
Tools                                220,998               178,913
Furniture and fixtures                57,247                58,529
Machinery and equipment              415,939               420,152
                                     -------               -------
                                     809,057               747,767
  Less: Accumulated depreciation     405,338               342,186
                                     -------               -------
                                     403,719           $   405,581
                                 ===========           ===========


Depreciation expense for the years ended September 30, 2002 and 2001 and for the six- month periods ending March 31, 2003 and 2002 was $139,856, $109,040, $63,152 and $65,572, respectively.

NOTE 6 - Intangible Assets:

Intangible assets consist of the following:

                                    March 31,          September 30,
                                      2003                 2002
                                -----------------------------------
Intangible Assets                $   171,564           $   162,908
Accumulated Amortization             (56,164)              (48,019)
                                     --------              --------
Net Amount                          $115,400              $114,889
                                 ===========           ===========

Amortization expense for the years ended September 30, 2002 and 2001 and for the six- month period ending March 31, 2003 and 2002 was $14,984, $14,524, $8,145 and $7,488, respectively.

The weighted average amortization period is 10 years. The estimated aggregate amortization expense for each of the five succeeding years is approximately $16,300 per year.

NOTE 7 - Notes Payable:

The Company has drawn down $1,157,219, $1,205,351and $1,101,186 as of September 30, 2002, 2001 and March 31, 2003, respectively under a $1,500,000 revolving credit line with Business Alliance Capital Corporation ("Alliance"), which is due on demand. The line of credit is secured by equipment, general intangibles, accounts receivables, inventory, and stockholder guarantees of $250,000. The line expires June 30, 2003. The availability of funds is limited to percentages of eligible accounts receivable and inventory. Interest, which is payable monthly, is computed at 1.5 percent above Alliance's prime rate. The finance fees, also charged to interest expense and payable monthly, are charged at an amount equal to one-half of one percent of the

                          K-TRONIK INTERNATIONAL CORP.
                          (Formerly LMC CAPITAL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

average outstanding balance of the previous month based on a minimum outstanding balance of $200,000. The loan agreement contains financial and non-financial covenants. The Company was in violation of certain of these covenants as of December 31, 2002 and 2001. The Company obtained waivers from Alliance on February 13, 2003 for the violations.

KTA has drawn down $528,399, $221,260 and $518,783 under a separate revolving line of credit of $600,000 at September 30, 2002, 2001 and March 31, 2003,
respectively with Woori Bank (Formely Hanvit Bank) in Korea.   The line of
credit is secured by equipment, accounts receivables and inventory. Interest, which is payable upon borrowing, is charged at an adjustable rate, currently
7.02% per annum.   The line of credit expires May 29, 2003.

In February 2003, KTA was advanced $111,741 by one of its employees. The advance is non- interest bearing and is payable on demand.

The Company expects that its working capital needs will require it to obtain new revolving credit facilities by May 29, 2003, when the credit facilities mature, whether by extending, renewing, replacing or otherwise refinancing the facilities. While no assurance can be given that any such extension, renewal, replacement or refinancing can be successfully accomplished, Eiger has committed to provide the Company with the necessary financing to continue its operations through 2003. Eiger has supported the Company in the past by providing it with working capital.

NOTE 8 - Capital Stock:

The legal share capital of the Company subsequent to the reverse acquisition is that of KTI, the legal parent. KTI has authorized capital of 100,000,000 shares of common stock with a par value of $0.00001 of which 4,500,000 were issued and outstanding prior to the reverse acquisition as described in Note 2.

The weighted average number of common shares outstanding prior to the reverse acquisition is deemed to be 14,285,714 being the number of shares issued to effect the reverse acquisition. As of September 30, 2002 and March 31, 2003 the Company had 22,573,866 shares outstanding.

The Company has no stock options outstanding as of September 30, 2002 and March 31, 2003 and has not recorded any stock-based compensation in the current period or in any prior period.

NOTE 9 - Commitments and Contingencies:

The Company assumed a lease of its office space located in Hackensack, New Jersey, which expires November 30, 2003. The lease contains a provision requiring the Company to pay property taxes and operating expenses, which exceed base year amounts. KTA occupies a factory located in South Korea under a lease, which expires March 31, 2004. Total rent expense was approximately $67,900, $105,500, $ 37,991 and $31,950 for the years ended September 30, 2002, 2001 and for the six-month period ending March 31, 2003 and 2002, respectively.

                          K-TRONIK INTERNATIONAL CORP.
                          (Formerly LMC CAPITAL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future minimum annual rent payments under these leases are as   follows:



Year Ending
September 30,
------------
2003                               $ 61,000
2004                                 27,000
                                     ------
                                   $ 88,000
                                   ========

NOTE 10 - Major Customer:

One customer accounted for approximately 15% , 11% and two customers accounted for approximately 24%of sales for the years ended September 30, 2002, 2001 and for the six-month period ended March 31, 2003, respectively, and 14%, 8% and 33% of accounts receivables as of September 30, 2002, 2001and March 31, 2003, respectively.

NOTE 11 - Income Taxes:

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets for financial reporting purposes and amounts used for income tax purposes. The Company provides deferred income taxes for temporary differences between assets and liabilities recognized for financial reporting and income tax purposes. A deferred tax asset valuation allowance has been provided to entirely offset deferred tax assets due to the uncertainty regarding the realization of these assets based on future probability. Differences between income tax benefits computed at the federal statutory rate and reported income taxes in 2001 are primarily attributed to net operating loss carryforwards, the loss on income from foreign subsidiary and other permanent differences. At September 30, 2002 and March 31, 2003 the Company had net operating loss carryforwards of $1,550,000 and $1,881,000, respectively, available to offset future taxable income expiring through 2008. The tax effects of temporary differences are as follows:

Deferred tax assets:                        March 31,            September 30,
                                              2003                   2002
                                           -----------            -----------

Allowance for doubtful accounts              $ 11,900                  $ 5,100
Net  operating  losses                        543,000                  467,000
Allowance for inventory obsolescence           34,000                   40,800
Retirement and severance benefits              12,000                   16,000
Depreciation and Amortization                   7,100                    7,100
                                                -----                    -----
   Total  deferred  tax  assets               608,000                  536,000
   Less  valuation  allowance                (608,000)                (536,000)
                                             ---------                --------
                                             $      -                  $     -
                                             ========                 ========

NOTE 12 - Retirement and Severance Benefits:

Employees who have been with K-Tronik Asia Corporation for over one year are entitled to

                          K-TRONIK INTERNATIONAL CORP.
                          (Formerly LMC CAPITAL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

lump-sum payments based on current rates of pay and length of service when they leave K-
Tronik Asia Corporation. It is not the policy of K-Tronik Asia Corporation to fund retirement and severance benefits accrued. However, provision in the amount of approximately $47,000, $44,000 and $43,400 at September 30, 2002, 2001and March 31, 2003, respectively, has been made in the accompanying financial statements for the estimated accrued liability under the plan, which would be payable if all employees left on the balance sheet date.

NOTE 13 - Supplemental Disclosure of Cash Flow Information:

Cash paid for interest for the years ended September 30, 2002 and 2001 and for the six-month period ending March 31, 2003and 2002 was $233,704, $203,033, $102,542 and $109,132, respectively.

NOTE 14 - Operating Segments

The Company has only one material operating segment, the design, market and distribution of electronic stabilizers and illuminator ballasts for florescent lighting fixtures, which is managed on a geographic basis.

The table below presents information by geographic location:

                               Six Months Ended             For the Year Ended
                                   March 31,                   September 30,
                             2003           2002           2002           2001
                             ----           ----           ----           ----

Revenues
   United States       $2,713,928     $3,087,167     $6,282,165     $6,167,462
   Asia and other         392,809         60,328        455,554        513,160
                          -------         ------        -------        -------
                       $3,106,737     $3,147,495     $6,737,719     $6,680,622
                       ==========     ==========     ==========     ==========
Long-lived assets
   United States       $   40,061                    $   21,442
   Asia and other         363,658                       384,139
                       ----------                    ----------
                       $  403,719                    $  405,581
                       ==========                    ==========

Revenues are attributed to countries based on the location in which the sale originated. Long-lived assets principally consist of net equipment, property and leasehold improvements.

NOTE 15 - Prior Period Adjustment

The accompanying consolidated financial statements for the year ended September 30, 2001 have been restated to correct an error in the accounting for the minority interest made in that year and in prior years. The effect of the restatement was to increase the net loss for 2001 by $116,134 and opening retained deficit at September 30, 2000 by $582,065.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

During K-Tronik's two most recent fiscal years and any subsequent interim period, there were no disagreements with K-Tronik's accountants on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure. In addition, there were no reportable events as described in Item
304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred within K-Tronik's two most recent fiscal years and the subsequent interim periods.

Effective on May 15, 2002, the independent accountants who were previously engaged as the principal accountants to audit the Registrant's financial statements, Labonte & Company, resigned. The accountant's reports on the financial statements for the fiscal year ended December 31, 2000 neither contained an adverse opinion or a disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope or accounting principles.

Effective on May 15, 2002, BDO Seidman, LLP, through their New Jersey offices, was engaged to serve as the new principal accountant to audit K-Tronik's financial statements. They had previously been engaged to replace Smolin, Lupin & Co., P.A. as the principal accountants of our subsidiary, K-Tronik (N.A.) earlier in the fiscal year.

The change in principal accountants was disclosed on Form 8K on May
16, 2002.

                                      PART II.
                      INFORMATION NOT REQUIRED IN PROSPECTUS

                      INDEMNIFICATION OF OFFICERS AND DIRECTORS

Save and except for Article IX of the Articles of Incorporation, attached hereto, which provides that K-Tronik will indemnify directors against losses from acts taken in the performance of their duties to K-Tronik, no statute, charter provision, article, by-law, contract or other arrangement exists under which any controlling persons, directors or officers of K-Tronik is insured or indemnified in any manner against liability which he or she may incur acting in his or her capacity as such.

Information on this item is set forth in the prospectus under the heading "Disclosure of Commission Position on Indemnification for Securities Act Liabilities."

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Information on this item is set forth in the prospectus under the heading "Use of Proceeds."

                    RECENT SALES OF UNREGISTERED SECURITIES

On December 12, 2001, in connection with its acquisition of K-Tronik
N.A. Inc., and in payment of its purchase of all of the issued and outstanding shares of K-Tronik N.A. Inc., K-Tronik issued the following persons the following shares of common stock in transactions not involving a public offering and therefore exempt from registration under Section 4(2) of the Act.

Mr. Robert Kim:  6,714,286

ETIFF Holdings, LLC, a wholly owned subsidiary of Eiger Technology, Inc.,: 11,359,600

Of the shares issued to ETIFF Holdings, LLC, 7,571,428 were in consideration of the purchase of ETIFF's shares in our subsidiary, K-Tronik (N.A.) Inc. and 3,788,172 were for the settlement of the $3,788,172 debt our subsidiary owed to ETIFF. The shares issued to Mr. Robert Kim were in consideration of K-Tronik's purchase of his shares in K-Tronik (N.A.) Inc.



No cash consideration was paid for the 7,571,428 shares issued to ETIFF Holdings, LLC or the 6,714,286 shares issued to Robert Kim and the par value of the shares issued was $0.001. No valuation of the securities of K-Tronik (N.A.) Inc. or the Company was undertaken prior to the issuance of these shares.


In engaging in these sales of unregistered securities, K-Tronik relied upon the fact that the two corporations were, between them, the owners of all of the issued and outstanding shares of K-Tronik (N.A.) Inc. and that the sale was therefore not a sale to the public.


From inception to the present, the Company has issued a total of 1,500,000 shares of common stock under exemptions from registration provided by Regulation S to a total of 27 persons, all of whom are Canadian residents. Each person who purchased some of these shares was asked to confirm in writing their residential address and each of these persons was a close personal friend, business associate or family member of one or more of the directors and officers of the Company at the time of the shares' issuance.

Where the offerings described above were undertaken under Regulation S they were made under Rule 903 (Category 3, equity securities) and:

     - the sale was made in an offshore transaction;

     - no directed selling efforts were made in the United States by the Company;

     - the purchaser confirmed that it is not a US person and is not acquiring the securities for the account or benefit of any US person;

     - the purchaser agreed to resell such securities only in accordance with the provisions of the Securities Act of 1933 or regulations applicable to their securities;

     - the securities contained a legend to the effect that transfer was prohibited unless the securities were first registered under the Securities Act of 1933 or resale was made pursuant to an exemption therefrom.

No commission or professional fees were paid in connection with the Company's sales of unregistered securities under either Regulation S.

Neither we nor any person acting on our behalf offered or sold the foregoing securities by means of any form of general solicitation or general advertising. All purchasers represented in writing that they acquired the securities for their own accounts. A resale legend has been provided for the stock certificates stating that the securities have not been registered under the Securities Act of 1933 and cannot be resold or otherwise transferred without registration or an exemption (such as that provided by Regulation S or Rule 144).


                          EXHIBITS AND EXHIBIT TABLE

ITEM 27:  EXHIBITS


3.1 Articles of K-Tronik International Corp. (formerly LMC Capital Corp.) (incorporated by reference to Exhibit 3 of the Registration Statement on Form 10-SB filed on September 28, 2000).

3.2 Certificate of Incorporation of K-Tronik International Corp. (formerly LMC Capital Corp.) (incorporated by reference to Exhibit 1 of the Registration Statement on Form 10-SB filed on September 28, 2000).

3.3     Amendment to Certificate of Incorporation of K-Tronik
        International Corp. (formerly LMC Capital Corp.) (incorporated by reference to Exhibit 2 of the Registration Statement on Form 10-SB filed on September 28, 2000)

3.4 Certificate of Amendment to Articles of incorporation concerning name change to K-Tronik International Corp. from LMC Capital Corp.

3.5 Certificate of Amendment of Articles of incorporation increasing authorized capital to 100,000,000 common shares dated October 17, 2000.

5.1 Legal Opinion of CD Farber Law Corporation regarding valid issuance of shares of K-Tronik International Corporation

10.1 Loan and Security Agreement between Business Alliance Capital Corp. and K-Tronik N.A. Inc. (formerly K-Tronik Int'l Corporation) dated September 17, 1998

10.2    Amendment to Loan and Security Agreement between Business
        Alliance Capital Corp. and K-Tronik N.A. Inc. (formerly K-Tronik Int'l Corporation) dated March 21, 2001

10.3    Amendment to Loan and Security Agreement between Business
        Alliance Capital Corp. and K-Tronik N.A. Inc. (formerly K-Tronik Int'l Corporation) dated September 17, 1998,

10.4    Amendment to Loan and Security Agreement between Business
        Alliance Capital Corp. and K-Tronik N.A. Inc. (formerly K-Tronik Int'l Corporation) dated June 1, 2000

10.5    Amendment to Loan and Security Agreement between Business
        Alliance Capital Corp. and K-Tronik N.A. Inc. (formerly K-Tronik Int'l Corporation) dated May 21, 2000

10.6    Amendment to Loan and Security Agreement between Business
        Alliance Capital Corp. and K-Tronik N.A. Inc. (formerly K-Tronik Int'l Corporation) dated June 29, 2001

10.7    Amendment to Loan and Security Agreement between Business
        Alliance Capital Corp. and K-Tronik N.A. Inc. (formerly K-Tronik Int'l Corporation) dated April 16, 2002

10.8 Revised master promissory note to Loan and Security Agreement between Business Alliance Capital Corp. and K-Tronik N.A. Inc.
       (formerly K-Tronik Int'l Corporation) dated April 16, 2002

10.9 Debt Settlement Agreement between K-Tronik International Corp. (formerly LMC Capital Corp.), ETIFF Holdings, LLC, K-Tronik N.A. Inc. and Eiger Technology, Inc. dated December 12, 2001

10.10   Amendment to Debt Settlement Agreement between K-Tronik
        International Corp. (formerly LMC Capital Corp.), ETIFF Holdings, LLC, K-Tronik N.A. Inc. and Eiger Technology, Inc. dated December 30, 2001

10.11   Escrow Agreement between Robert Kim, ETIFF Holdings, Inc.
        and K-Tronik International Corp. (formerly LMC Capital Corp.) dated December 12, 2001

10.12   Distributorship Agreement between K-Tronik N.A. Inc.
        (formerly K-Tronik Int'l Corporation) and Jademar Corporation dated October 26, 1999

10.13   Lease Agreement between Eempact Corp. as Tenant and 98
        Corporation dated November 12, 1997

10.14   Assignment of Lease Agreement between 98 Corporation,
        Eempact Corporation and K-Tronik N.A. Inc. (formerly K-Tronik Int'l Corporation) dated March 10, 1998 (98 Corporation executing as to its consent only)

10.15   Share Purchase Agreement between Robert Kim, ETIFF
        Holdings, Inc. and K-Tronik International Corp. (formerly LMC Capital Corp.) dated effective November 29, 2001

10.16   Registrar and Transfer Agent Agreement between K-Tronik
        International Corp. and Pacific Corporate Trust Company dated February 26, 2002

10.17 One year Extension of Agreement to December 31, 2003 with Jademar Corporation dated January 30, 2003

10.18	Loan and Security Agreement Waiver of Default dated Feb. 12, 2003

10.19 Lease Agreement between K-Tronik (Asia) and Bokjeong Merchants dated Feb. 28, 2003

10.20   Lease Agreement Amendment for K-Tronik Asia

10.21   Line of Credit for K-Tronik (Asia)dated February 28, 2001

10.22   Line of Credit for K-Tronik (Asia)- amended - dated May 29, 2001

10.23 Line of Credit for K-Tronik (Asia) - increase in credit limit - dated April 30, 2001

10.24 Line of Credit for K-Tronik (Asia) - increase in credit limit - dated June 30, 2001

10.25   Renewal of line of credit for K-Tronik (Asia) dated February
        28, 2003

10.26   Renewal of line of credit for K-Tronik (Asia) dated May
        29, 2003


22.1    Subsidiaries of the Registrant.

23.1 Consent of CD Farber Law Corporation (see below) regarding inclusion of opinion (Exhibit 5.1)


24.1 Consent of Smolin Lupin & Co., P.A. dated May 30, 2003 regarding inclusion of financial statements

24.2 Consent of BDO Seidman, LLP dated May 30, 2003 regarding inclusion of financial statements

                                       UNDERTAKINGS

In accordance with Rule 415 and Item 512 of Regulation S-K, the undersigned company hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Page 64
                                     SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Hackensack in the State of New Jersey on this 30th day of May, 2003.

/s/ Keith Attoe                                 /s/ Robert Kim
Keith Attoe, Director                           Robert Kim, President,
                                                Treasurer and Director

/s/ Ken Edwards                                 /s/ Gerry Racicot
Ken Edwards, CFO and                            Gerry Racicot, Director
Principal Accounting
Officer/Principal Financial Officer